                                                                  Exhibit 10(ii)

                              AMENDED AND RESTATED
                    REVOLVING CREDIT AND TERM LOAN AGREEMENT

                  THIS AGREEMENT is made and entered into this April 30, 1997, by and between ASTROTECH INTERNATIONAL CORPORATION, a Delaware corporation ("Borrower"), the lenders set forth on Schedule 1 attached hereto (collectively, "Lenders") and BANK ONE, TEXAS, N.A., a national banking association as agent ("Agent") for itself and the other Lenders, with its offices in Houston, Harris County, Texas.

                              W I T N E S S E T H:

                  WHEREAS, Borrower and Bank One, Texas, N.A. ("Bank One") have previously entered into a Revolving Credit and Term Loan Agreement dated February 28, 1995, as amended by First Amendment to Revolving Credit and Term Loan Agreement and Second Amendment to Revolving Credit and Term Loan Agreement (as amended, the "Original Credit Agreement"), wherein Bank One made loans available to Borrower in the aggregate principal amount of $33,000,000, as evidenced by those certain promissory notes defined therein as the Revolving Note, the Term Note, the Equipment Note, the Graver Note and Equipment Note Two; and

                  WHEREAS, Bank One and Bank of America, Texas, N.A. have agreed to share and participate as Lenders in the subject credit facility; and

                  WHEREAS, Borrower has requested that Lenders renew and extend the maturity date of the Revolving Note and enlarge the principal amount of the Revolving Note to $20,000,000, to support Borrower's and its Subsidiaries' working capital requirements and to provide funds for the acquisition of Trusco Tank Inc., on the terms and subject to the conditions stated herein; and

                  WHEREAS, Borrower has requested that Lenders consolidate the Term Note, the Equipment Note, the Graver Note and Equipment Note Two into a new term note and enlarge the principal amount thereof to $25,000,000 to provide funds for the acquisition of Trusco Tank Inc., on the terms and subject to the conditions stated herein; and

                  WHEREAS, Borrower has requested that Lenders make available to Borrower, an advancing term facility in the amount of $5,000,000, to permit Borrower or a Subsidiary to finance capital expenditures and refinance certain existing indebtedness, on the terms and subject to the conditions stated herein;

                  WHEREAS, Lenders are willing, upon and subject to the terms and conditions hereof, to amend and restate the Original Credit Agreement to effectuate the same; and

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

         SECTION 1. DEFINITIONS AND ACCOUNTING TERMS.

                  1.01. Definitions. In addition to the defined terms set forth elsewhere herein, the following terms shall mean:

                  "Advances" shall mean Cash Advances or Letter of Credit Advances loaned or credited to Borrower or a Subsidiary or their accounts by Agent, on behalf of Lenders, pursuant to the terms of this Agreement and includes any Base Rate Advance or LIBOR Advance made pursuant to Section 2.01, 2.02, 2.03 and 2.04.

                  "Advancing Commitment" shall mean an amount not to exceed $5,000,000 to be advanced under the Equipment Notes.

                  "Advancing Loan(s)" shall mean the loan or loans made pursuant to Section 2.03 hereof.

                  "Advancing Note(s)" shall mean the Equipment Note(s).

                  "Advancing Termination Date" shall mean February 28, 1998.

                  "Agent" shall have the meaning specified in the first paragraph hereof or a successor agent appointed pursuant to this Agreement.

                  "Agreement" means this Amended and Restated Revolving Credit and Term Loan Agreement, as the same may from time-to-time be amended, modified, or supplemented.

                  "Aggregate Amount of Letters of Credit Outstanding" means (a) the aggregate undrawn face amount of all outstanding Letters of Credit and (b) the aggregate principal amount of all drawings in connection with any Letter of Credit for which Agent, on behalf of Lenders, has not been reimbursed or paid.

                  "Applicable Law" means all applicable provisions of all constitutions, statutes, rules, regulations, and orders of all applicable Governmental Authorities, and all orders, judgments, and decrees of all courts, administrative law judges, and arbitrators.

                  "Authorized Person" shall mean the Chief Executive Officer, President, Chief Financial Officer, Vice President, Secretary, Assistant Treasurer or Treasurer of Borrower or a Subsidiary, as the case may be, all of which individuals are authorized to act on behalf of Borrower or a Subsidiary.

                  "Base Rate" means at any time the rate of interest per annum established from time to time by Agent as its Base Rate. Without notice to Borrower or any other person, the Base Rate shall change automatically from time to time as and in the amount by which such Base Rate shall fluctuate, with each such change to be effective as of the date of each change in such Base Rate. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Lenders may make commercial loans or other loans at rates of interest at, above or below the Base Rate.

                  "Base Rate Advance" means any Advance which, pursuant to
Section 2.10(a), is accruing interest at a fluctuating rate per annum equal to the Effective Base Rate.

                  "Board" shall mean the Board of Governors of the Federal Reserve System of the United States.

                  "Borrower" shall have the meaning specified in the first paragraph hereof.

                  "Borrowing" shall mean any credit made available to or for the account of Borrower under the terms of this Agreement by Lenders in the form of Cash Advance or a Letter of Credit Advance.

                  "Borrowing Limit" shall mean an amount equal to (i) eighty percent (80%) of the Eligible Accounts plus (ii) the lesser of (A) fifty percent (50%) of the Net Security Value of Inventory or (B) $5,000,000.00.

                  "Borrowing Report" shall mean the report regarding Borrower's and the Consolidated Subsidiaries Eligible Accounts and Net Security Value of Inventory which report is to be in the form of Exhibit "H" attached hereto.

                  "Business Day" shall mean a day on which banks are open for business in Houston, Texas.

                  "Capital Expenditures" shall mean, for any period, the aggregate of all expenditures and costs of a Person during such period that, in conformity with Good Accounting Practice, are required to be included in or reflected by the property, plant or equipment or similar fixed asset accounts shown in the balance sheet of such Person.

                  "Cash Advance" shall mean sums of cash advanced to Borrower under the Revolving Notes and the Advancing Notes.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  "Consolidated Current Assets" shall mean, as of any date, the current assets which would be reflected on a consolidated balance sheet of Borrower and its Consolidated Subsidiaries prepared as of such date in accordance with Good Accounting Practice.

                  "Consolidated Current Liabilities" shall mean, as of any date, all current liabilities which would be reflected on a consolidated balance sheet of Borrower and its Consolidated Subsidiaries prepared as of such date in accordance with Good Accounting Practice.

                  "Consolidated Funded Debt" shall mean, as of any date, all interest-bearing Indebtedness of Borrower and its Consolidated Subsidiaries prepared as of such date in accordance with Good Accounting Practice.

                  "Consolidated Net Income" shall mean, with respect to any period, consolidated net earnings (after income taxes) of Borrower and the Consolidated Subsidiaries for such period, determined in accordance with Good Accounting Practice.

                  "Consolidated Net Worth" shall mean, as of any date, the total shareholder's equity (including capital stock, additional paid-in capital and retained earnings after deducting treasury stock) which would appear on a consolidated balance sheet of Borrower and its Consolidated Subsidiaries prepared as of such date in accordance with Good Accounting Practice.

                  "Consolidated Subsidiaries" shall mean, as of any date, HMT Inc. and its subsidiary, HMT Tank Service, Inc., Texoma Tank Company, Inc., HMT Construction Services, Inc., HMT Sentry Systems, Inc., Astrotech Investments, Inc., AIX Intellectual Properties, Inc., Brown-Minneapolis Tank & Fabricating Co., HMT Rubbaglass Limited, Graver Holding Company and its subsidiary, Graver Tank & Mfg. Co., Inc. and Trusco Tank Inc., and any other Subsidiary included as of such date in the consolidated financial statements of Borrower, and "Consolidated Subsidiary" shall mean any one of the Consolidated Subsidiaries.

                  "Consolidated Tangible Net Worth" shall mean, as of any date, the sum of (i) the total shareholder's equity (including capital stock, additional paid-in capital and retained earnings after deducting treasury stock) which would appear on a consolidated balance sheet of Borrower and its Consolidated Subsidiaries prepared as of such date in accordance with Good Accounting Practice, and (ii) the Subordinated Indebtedness less the aggregate book value of Intangible Assets shown on such balance sheet.

                  "Consolidated Total Liabilities" shall mean, as of any date, the liabilities of Borrower that would be reflected on a consolidated balance sheet of Borrower as "liabilities" in accordance with Good Accounting Practice, less the Subordinated Indebtedness.

                  "Controlled Group" shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code.

                  "Debt Service Coverage Ratio" shall mean (A) EBITDA less income tax expense payable in cash, maintenance capital expenditures assumed to be $1,500,000.00 annually, cash earn-out payments (excluding these payments to Irwin Jacobs not to exceed $2,600,000.00), and cash dividends for the immediately preceding twelve month period, divided by (B) interest expense plus scheduled payments of principal on long term indebtedness (excluding the Revolving Notes) for such period. EBITDA from Trusco Tank Inc. shall be included in this calculation without duplication.

                  "Default" shall mean the occurrence of any event, which with the giving of notice or the passage of time, or both, could become an Event of Default.

                  "Dividends", in respect of any corporation, shall mean (i) cash distributions or any other distributions on, or in respect of, any class of capital stock of such corporation, except for distributions made solely in shares of stock of the same class, and (ii) any and all funds, cash or other payments made in respect of the redemption, repurchase or acquisition of such stock, unless such stock shall be redeemed or acquired through the exchange of such stock of the same class.

                  "Dollars" or "$" means dollars in lawful currency of the United States of America.

                  "EBITDA" shall mean, with respect to any period, consolidated earnings before interest expense, income taxes, depreciation and amortization of Borrower and its Consolidated Subsidiaries for such period, determined in accordance with Good Accounting Practice, but excluding (i) any extraordinary gains or losses, (ii) any non-recurring items, as determined in accordance with Good Accounting Practice. EBITDA from Trusco Tank Inc. shall be included in this calculation without duplication.

                  "Effective Base Rate" means the rate of interest for all Base Rate Advances, such rate to be based upon the ratio of Consolidated Funded Debt to EBITDA for Borrower's immediately preceding four (4) fiscal quarters determined as of the date of Agent's receipt of the financial reports required in Section 6.01, but in no event later than fifteen days after the date such reports were due. The Effective Base Rate shall be calculated as follows:

                     If Ratio for Four                               Then Effective Base Rate
                  Preceding Quarters Is                                   For Advance Is
                  ---------------------                               -----------------------
                  1.00 or less to 1.00                                 Base Rate minus .50%

                  1.01 to 1.00 through                                 Base Rate
                  3.00 to 1.00

                  3.01 or greater to 1.00                              Base Rate plus .25%

                  "Effective LIBOR Rate" means the rate of interest for all LIBOR Advances, such rate to be based upon the ratio of Consolidated Funded Debt to EBITDA for Borrower's immediately preceding four (4) fiscal quarters determined as of the date of Agent's receipt of the financial reports required in Section 6.01, but in no event later than fifteen days after the date such reports were due. The Effective LIBOR Rate shall be calculated as follows:

                    If Ratio for Four                              Then Effective LIBOR Rate
                  Preceding Quarters Is                                  For Advance Is
                  ---------------------                             -------------------------
                  1.00 or less to 1.00                                 LIBOR plus 1.25%

                  1.01 to 1.00 through                                 LIBOR plus 1.50%
                  1.50 to 1.00

                  1.51 to 1.00 through                                 LIBOR plus 1.75%
                  2.00 to 1.00

                  2.01 to 1.00 through                                 LIBOR plus 2.00%
                  2.50 to 1.00

                  2.51 to 1.00 through                                 LIBOR plus 2.25%
                  3.00 to 1.00

                  3.01 to 1.00 or greater                              LIBOR plus 2.75%

                  "Eurodollar Business Day" means a Business Day on which Dollars are traded in the London interbank Eurodollar market.

                  "Eligible Accounts" shall mean an account which meets each of the following requirements:

                      (a) it is lawfully owned by Borrower or a Subsidiary and Borrower or a Subsidiary has the right to transfer any interest therein;

                      (b) if it arises from the sale or lease of goods, specifically excluding goods shipped on consignment, the goods have been shipped or delivered to the person who is obligated on the account (the "account debtor");

                      (c) if it arises from the performance of services, such services have been fully rendered (however, this does not exclude progress billings to the extent such progress has been fully rendered);

                      (d) it is a valid obligation of the account debtor, enforceable in accordance with its terms and is free and clear of all liens, security interests, restrictions, setoffs, adverse claims, prepayments and the like other than the security interest of Lenders;

                      (e) it is evidenced by an invoice rendered to the account debtor and is not evidenced by any instrument or chattel paper;

                      (f) it is not aged more than ninety (90) days from the date of invoicing;

                      (g) it is not an account owing from an account debtor who has twenty percent (20%) or more of all its accounts outstanding to Borrower for more than ninety (90) days;

                      (h) it is not owed by an account debtor closely affiliated with, related to, or employed by Borrower or a Subsidiary, or domiciled outside of the United States of America (unless secured with an adequate letter of credit or insured by a third party acceptable to Agent), or any Governmental Authority (unless a security interest has been properly perfected pursuant to the Federal Assignment of Claims Act of 1940);

                      (i) it is not all or a portion of any retainage;

                      (j) it is not due from an account debtor known to Borrower to be the subject of a bankruptcy or other insolvency proceeding or known to Borrower to have ceased doing business; and

                      (k) it is not an obligation arising from Borrower's providing goods or performance of services for a bonded job.

                  "Encumbrance" shall mean any claim, encumbrance, mortgage, lien, charge, pledge, security interest, priority payment, conditional sales agreement right, or other title retention agreement right of any kind whatsoever, but not including operating leases, in, upon or against any asset of Borrower.

                  "Equipment Note(s)" shall collectively mean (i) the $3,750,000 promissory note in substantially the form attached as Exhibit "E" hereto, and (ii) the $1,250,000 promissory note in substantially the form attached as Exhibit "F" hereto, delivered pursuant to
Section 2.03 hereof, and all renewal, extensions and rearrangements thereof.

                  "ERISA" shall mean the Employment Retirement Income Security Act of 1974, as amended.

                  "Event of Default" shall mean any of the events specified in
Section 8, provided that there shall have been satisfied any requirement in connection with such event for the giving of notice or lapse of time or both, or the happening of any further condition, event or act.

                  "Good Accounting Practice" shall mean such accounting practice as conforms at the time to generally accepted accounting principles applied on a consistent basis.

                  "Governmental Authority" shall mean any Federal, state, county, municipal or other governmental entity, department, commission, board, bureau, agency, court or instrumentality, domestic or foreign.

                  "Guarantors" shall mean HMT, Inc., Texoma Tank Company, Inc. HMT Construction Services, Inc., HMT Tank Service, Inc., HMT Sentry Systems, Inc., Astrotech Investments, Inc., AIX Intellectual Properties, Inc., HMT Rubbaglass Limited, Brown-Minneapolis Tank & Fabricating Co., Graver Holding Company, Graver Tank & Mfg. Co., Inc. and Trusco Tank Inc., and any other Subsidiaries as determined by Agent.

                  "Guaranty" of any Person shall mean any contract, agreement or understanding of such Person pursuant to which such Person guarantees, or in effect guarantees, any Indebtedness of any other Person (the "Primary Obligor") in any manner, whether directly or indirectly, including, without limitation, agreements: (i) to purchase such Indebtedness or any property constituting security therefor; (ii) to advance or supply funds (a) for the purchase or payment of such Indebtedness, or (b) to maintain working capital or other balance sheet conditions, or otherwise to advance or make available funds for the purchase or payment of such Indebtedness; (iii) to purchase property, securities or services primarily for the purpose of assuring the holder of such Indebtedness of the ability of the Primary Obligor to make payment of the Indebtedness; or (iv) otherwise to assure the holder of the Indebtedness if the Primary Obligor against loss in respect thereof; except that "Guaranty" shall not include the endorsement by Borrower or a Subsidiary in the ordinary course of business of negotiable instruments or documents for deposit or collection.

                  "Highest Lawful Rate" means the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Notes or the Indebtedness under the laws applicable to Agent which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow. Whenever such rate is to be applicable pursuant to any Loan Document, it shall be applied, and interest at such rate shall be calculated, for the actual number of days elapsed in the applicable period based on a year of 365 to 366 days, as the case may be.

                  "Indebtedness" shall mean, with respect to any Person, all indebtedness, obligations and liabilities of such Person, including, without limitation, (i) all "liabilities" which would be reflected on a balance sheet of such person, prepared in accordance with Good Accounting Practice; (ii) all obligations of such Person in respect of any Guaranty; and (iii) all obligations, indebtedness and liabilities secured by any lien or any security interest on any property or assets of any Person.

                  "Intangible Assets" of any Person shall mean those assets of such Person which are (i) deferred assets, other than prepaid insurance and prepaid taxes; (ii) patents, copyrights, trademarks, tradenames, franchises, goodwill, experimental expenses and other similar assets which would be classified as intangible assets on a balance sheet of such Person prepared in accordance with Good Accounting Practice; and (iii) unamortized debt discount and expense.

                  "Interest Payment Date" means (a) with respect to any Base Rate Advance, the last day of each February, May, August and November while such Advance is outstanding and the date such Advance is repaid in full or converted to another type of Advance pursuant to the terms of this Agreement and (b) (i) with respect to any LIBOR Advance with an Interest Period of less than six months, the last day of each Interest Period for such Advance and the date such Advance is repaid in full or converted to another type of Advance pursuant to the terms of this Agreement, and (ii) for any LIBOR Advance with a six-month Interest Period, the day which is three months following the first day of such Interest Period.

                  "Interest Period" means, with respect to any LIBOR Advance, the period used for the computation of interest commencing on the date such Advance is made or deemed made, continued or effected by conversion, and concluding on the date one, two, three or six months thereafter, in each case at the Borrower's option, with any subsequent Interest Period commencing on the last day of the immediately preceding Interest Period and concluding on the last day of such subsequent Interest Period; provided. however, that:

                      (a) no Interest Period may extend beyond (i) the Revolving Termination Date for the Revolving Notes, or (ii) the Maturity Date for the Advancing Notes and the Term Notes;

                      (b) any Interest Period for a LIBOR Advance which would otherwise end on a day which is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Eurodollar Business Day; and

                      (c) any Interest Period for a LIBOR Advance which begins on the last Eurodollar Business Day of the calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month.

                  "Legal Requirement" shall mean any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority.

                  "Lenders" shall have the meaning specified in the first paragraph hereof.

                  "Letter of Credit Advance" shall mean any funds made available by the issuance of one or more Letters of Credit.

                  "Letter(s) of Credit" shall mean one or more documentary or standby letters of credit issued by Agent at the request of Borrower. Any such Letters of Credit shall be issued for a term of not more than 90 days after the Letter of Credit Termination Date, and shall be secured by the Loan Documents.

                  "Letter of Credit Termination Date" shall mean the earliest date on which any of the following events occurs: (a) February 28, 2000, which date may be extended one or more times by mutual agreement of Agent and Borrower; (b) the date that Agent terminates the Letter of Credit as provided herein; or (c) such earlier date as may be agreed upon in writing by Borrower and Agent.

                  "LIBOR" means, at all times during the respective Interest Period for each LIBOR Advance, a rate per annum as determined by Agent, as applicable, (rounded upwards, if necessary to the nearest whole multiple of 1/16 of 1%) at which deposits in Dollars in immediately available and freely transferable funds would be offered by the respective lending office of Agent to leading banks in the London interbank Eurodollar market at approximately 11:00 a.m. London time two Eurodollar Business Days before the first day of the respective Interest Period for a period equal to such Interest Period and in amounts substantially equal to the amount of the LIBOR Advance. Each determination of LIBOR made by Agent in accordance with this paragraph shall be presumed correct.

                  "LIBOR Advance" means any Advance which, pursuant to Section 2.10(b), is accruing interest at a rate per annum based upon LIBOR.

                  "Loan Documents" shall mean (a) this Agreement, (b) the Notes and (c) any and all other agreements, documents or instruments now or hereafter executed in connection with any of the foregoing or the transactions evidenced thereby, including the Subsidiary Loan Documents, as the same may be modified or amended from time to time.

                  "Loans" shall mean any loans by Lenders to Borrower pursuant to Sections 2.01, 2.02, 2.03 and 2.04.

                  "Material Adverse Effect" means a material adverse change in the assets, liabilities, properties, business or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole, including, but not limited to, any event or circumstance which would have a material adverse effect on the Borrower's ability to perform its obligations under this Agreement or the Notes.

                  "Maturity Date" means February 28, 2004 for the Term Notes and the Equipment Notes.

                  "Net Security Value of Inventory" shall mean the net value of all inventory (including raw materials and finished goods) less all account charges, liens and security interests

(other than the interest of Lenders) of all kinds against inventory, the value of work in process, any obsolete inventory, and any inventory held on consignment, all as determined by Agent in its reasonable discretion.

                  "Notes" shall mean the Revolving Notes, the Term Notes, and the Equipment Notes.

                  "Notice of Borrowing" shall have the meaning specified in
Section 2.05.

                  "Obligations" shall mean all present and future indebtedness, obligations and liabilities of Borrower to Lenders and all renewals and extensions thereof, or any part thereof, arising pursuant to this Agreement or represented by the Notes, and all interest accruing thereon, and attorneys' fees incurred in the enforcement or collection thereof, regardless of whether such indebtedness, obligations and liabilities are direct, indirect, fixed, contingent, joint, several or joint and several; together with all indebtedness, obligations and liabilities of Borrower evidenced or arising pursuant to any of the other Loan Documents, and all renewals and extensions thereof, or part thereof.

                  "Officer's Certificate" shall mean a certificate of an Authorized Person of Borrower stating that no Default or Event of Default has occurred and is continuing or will result from the making of an Advance.

                  "PBGC" shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

                  "Person" shall mean, an individual, partnership, joint venture, corporation, bank, trust, unincorporated organization and/or a government or any department or agency thereof.

                  "Plan" shall mean an employee pension benefit plan which is covered by Title IV of ERISA, or subject to the minimum funding standards of the Code and is either (a) maintained by Borrower or any member of the Controlled Group for employees of Borrower or any member of the Controlled Group or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which Borrower or any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five Plan years made contributions.

                  "Regulation D" shall mean Regulation D of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

                  "Regulation G" shall mean Regulation G of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

                  "Regulation T" shall mean Regulation T of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

                  "Regulation U" shall mean Regulation U of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

                  "Regulation X" shall mean Regulation X of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

                  "Revolving Credit Commitment" shall mean the lesser of (i) $20,000,000 or (ii) the Borrowing Limit.

                  "Revolving Credit Loans" shall mean the loans made pursuant to Section 2.01.

                  "Revolving Note(s)" shall collectively mean (i) the promissory note in the principal amount of $15,000,000 to be substantially in the form attached as Exhibit "A" hereto, and (ii) the promissory note in the principal amount of $5,000,000 to be substantially in the form attached as Exhibit "B" hereto, delivered pursuant to Section 2.01 hereof and all renewals, extensions and rearrangements thereof.

                  "Revolving Termination Date" shall mean February 28, 2000.

                  "Subordinated Indebtedness" shall mean any secured or unsecured Indebtedness of Borrower which expressly contains in the instruments evidencing such Indebtedness or in the indenture or other similar instrument under which it is issued (which indenture or other similar instrument shall be binding on all holders of such Indebtedness) subordination provisions (in form and substance satisfactory to Agent) substantially to the effect that the holder agrees that the Indebtedness evidenced by such instrument, and any renewals or extensions thereof, shall at all times and in all respects be subordinate and junior in right of payment to the Obligations.

                  "Subsidiary" shall mean any Person of which securities or other ownership interests having ordinary voting power, in the absence of contingencies, to elect a majority of the board of directors or other Persons performing similar functions (or, if there are no such directors or Persons, having general voting power) are at the time directly or indirectly owned or controlled by Borrower (or, where a Subsidiary of another Person is referred to, such other Person), or by any one or more Subsidiaries, or by Borrower (or, where a Subsidiary of another Person is referred to, such other Person) and any one more Subsidiaries.

                  "Subsidiary Loan Documents" shall mean all promissory notes, security agreements, related instruments, and any other agreements, documents or instruments now or hereafter executed in connection with Borrower's loans to Subsidiaries as described in Section 2.14, as the same may be modified or amended from time to time.

                  "Term Note(s)" shall collectively mean (i) the promissory
note in the principal amount of $18,750,000 to be substantially in the form attached as Exhibit "C" hereto, and (ii) the promissory note in the principal amount of $6,250,000 to be substantially in the form attached as Exhibit "D" hereto, delivered pursuant to Section 2.04 hereof and all renewals, extensions and rearrangements thereof.

                  "Term Loan(s)" shall mean the loan or loans made pursuant to
Section 2.04.

                  "Unfunded Vested Liabilities" shall mean, with respect to any Plan at any time, the amount (if any) by which (a) the present value of all vested non-forfeitable benefits under such Plan exceeds (b) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan using the interest rates and other factors for Plan termination as announced by the PBGC and in effect at such time, but only to the extent that such excess represents a potential liability to Borrower or any member of the Controlled Group to the PBGC under Title IV of ERISA.

                  1.02 Accounting Terms. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made and all financial statements required to be delivered hereunder shall be prepared in accordance with Good Accounting Practice as in effect from time to time, applied on a basis consistent with those followed in the preparation of the most recent financial statements delivered pursuant to Section 6.01 hereof.

         SECTION 2. AMOUNT AND TERMS OF CREDIT FACILITY.

                  2.01 Revolving Credit Loans. Borrower has requested and Lenders have approved the Revolving Credit Commitment which Borrower will utilize by making requests for Advances in accordance with Section 2.05 hereof. In that connection and upon the terms and subject to the conditions of this Agreement, Lenders agree to lend to Borrower at any time and from time to time up to and including the Revolving Termination Date, but not thereafter, an amount requested by Borrower. Within the limits of this Section 2.01, Borrower may borrow, repay and reborrow hereunder, according to the terms hereof, each Advance being evidenced by the Revolving Notes under which such Advance is requested; provided, however, that (i) each Base Rate Advance shall be in a minimum amount of $50,000 or an integral multiple thereof and each LIBOR Advance shall be in a minimum amount of $250,000; (ii) the aggregate outstanding principal amount of Advances plus the Aggregate Amount of Letters of Credit Outstanding shall not at any time exceed Revolving Credit Commitment;
(iii) no more than three LIBOR Advances may be outstanding at any time; (iv) no Borrowing in the form of a Letter of Credit may be requested if such Letter of Credit would have a maturity date or an expiration date after 90 days after the Revolving Termination Date; and (v) no Borrowing in the form of a Letter of Credit may be requested if the amount of such Letter of Credit, when aggregated with the Aggregate Amount of Letters of Credit Outstanding, would exceed $10,000,000.

                  2.02. Letters of Credit.

                      (a) Issuance of Letters of Credit. The issuance of any and all Letters of Credit under Section 2.01 of this Agreement shall be at Agent's reasonable discretion and each Letter of Credit issued by Agent shall be used by Borrower or a Consolidated Subsidiary in the ordinary course of its business.

                      (b) Letters of Credit and Applications. Each Letter of Credit shall (a) be issued pursuant to either a letter of credit application or a standby letter of credit application executed by Borrower on the standard form of Agent (a "Letter of Credit Application"), (b) be reasonably satisfactory in form and substance to Agent, (c) expire on a date not later than ninety (90) days following the Letter of Credit Termination Date, and
         (d) be denominated in a currency acceptable to Agent. In the event that any provision of a Letter of Credit Application shall be inconsistent with any provisions of this Agreement, the provisions of this Agreement shall govern. Each Letter of Credit Application and each Letter of Credit shall be subject to the Uniform Customs and Practices for Documentary Credits (1994 Revision) and, to the extent not inconsistent therewith, the laws of the State of Texas.

                      (c) Procedure for Issuing Credits. Borrower will give Agent written notice at least three (3) Business Days prior to any date in respect of which a Letter of Credit is requested to be issued accompanied by a duly completed and executed Letter of Credit Application therefor. Agent will process such notice from Borrower and such Letter of Credit Application in accordance with its customary procedures and, subject to the provisions hereof, shall issue such Credit to the beneficiary thereof unless otherwise directed in writing by Borrower.

                      (d) Reimbursement; Payments. In the event Agent makes any payment under a Letter of Credit, such action shall be deemed for all purposes of this Agreement and the other Loan Documents to constitute the making of a Revolving Credit Loan under the Revolving Notes to Borrower and, in connection therewith, Borrower hereby unconditionally and irrevocably authorizes, empowers and directs Agent to record and otherwise treat payments under Letters of Credit as Revolving Credit Loans made to Borrower. Any determination by Agent of the outstanding amount of Revolving Credit Loans made under this Section 2.02 shall be conclusive in the absence of manifest error.

                  2.03 Advancing Loans. Borrower has requested and Lenders have approved the Advancing Commitment which Borrower will utilize by making requests for Advances in accordance with Section 2.05 hereof. In that connection and upon the terms and subject to the conditions of this Agreement, Lenders agrees to lend to Borrower an amount requested by Borrower; provided, however, that (i) each Base Rate Advance shall be in a minimum amount of $100,000 or an integral multiple thereof and (ii) each LIBOR Advance shall be in a minimum amount of $250,000; and provided, further, with respect to the Equipment Notes, Lenders will lend to Borrower, and Borrower will borrow from Lenders, an aggregate amount not to exceed $5,000,000, which Advances shall be used for Borrower's or a Subsidiary's Capital Expenditures. Borrower shall only be entitled to an Advance under the Advancing Notes in an amount approved by Lender, and in no event shall any such Advance exceed eighty percent (80%) of Borrower's or a Subsidiary's cost of any such asset. Borrower shall provide Lender with certified copies of the invoices setting forth the actual costs of such assets, and such certificates of title or other instruments as may be necessary for Lenders to perfect their security interests therein. Although Advances under the Advancing Notes be made in increments, Lenders shall not be obligated to make any Advances thereunder after the Advancing Termination Date. Borrower shall not be entitled to repay and reborrow any sums under the Advancing Notes.

                  2.04 Term Loan. Borrower has requested and Lender has approved Advances under the Term Notes. Interest rate provisions of this Agreement relating to Base Rate and LIBOR options shall be applicable to the Term Notes.

                  2.05 Making of Advances. Each request by Borrower for a Cash Advance under this Section 2.05 may be made by Borrower's delivery (which may be by telephone and immediately confirmed by telecopy facsimile transmission) to Agent of a notice of borrowing (the "Notice of Borrowing") signed by an Authorized Person in the form of Exhibit "G" attached hereto. The Notice of Borrowing for Base Rate Advances shall be submitted to Agent at least 12:00 noon, C.S.T., on the desired advance date, and for LIBOR Advances shall be submitted to Agent at least 12:00 noon, C.S.T., three Business Days prior to the desired advance date. Such Notice of Borrowing shall include a brief description of the uses of such Cash Advance and such other information as Agent may request. Letter of Credit Advances shall be made in accordance with the provisions of Section 2.02 hereof.

                  2.06 Advances Over Borrowing Limit. Lenders shall have no obligation to advance, and Borrower shall not be entitled to any Advance, that would cause all of the Advances under the Revolving Notes to exceed the lesser of $20,000,000 or the Borrowing Limit. If, at any time prior to the Revolving Termination Date, the outstanding Advances under the Revolving Notes exceed the Borrowing Limit as shown on the Borrowing Report delivered to Agent under
Section 6.01(f), Borrower, on the date of the delivery of the Borrowing Limit Report to Agent or as soon as Borrower becomes aware that the outstanding Advances under the Revolving Notes exceed the Borrowing Limit, shall immediately prepay on the Revolving Notes such amount as may be necessary to eliminate such excess.

                  2.07 Payments.

                           (a) Revolving Notes. The outstanding principal amount of the Revolving Notes shall be due and payable on the Revolving Termination Date. The principal amount of each payment made by Agent in connection with a drawing under a Letter of Credit shall be paid by Borrower to the Agent prior to 1:00 p.m. Houston time on the same Business Day of such drawing. Unless other arrangements satisfactory to Agent are made with respect to any amount due from Borrower in connection with a payment under a Letter of Credit, Borrower agrees that Agent may debit Borrower's principal operating account with Agent for such amount. Interest upon the Revolving Notes shall be payable on each Interest Payment Date and on the Revolving Termination Date.

                           (b) Equipment Notes. The outstanding principal amount of the Equipment Notes as of February 28, 1998 shall be due and payable in quarter-annual installments commencing May 28, 1998, such principal installments to be calculated based upon a six (6) year amortization period beginning on February 28, 1998 and continuing on the last day of each May, August, November and February thereafter until the Maturity Date, when the outstanding principal balance of the Equipment Notes shall be fully and finally paid. Interest upon the Equipment Notes shall be payable on each Interest Payment Date and on the Maturity Date.

                           (c) Term Notes. Principal on the Term Notes shall be due and payable in quarter-annual installments of Eight Hundred Ninety-Two Thousand Eight Hundred Fifty-Seven and 14/100 Dollars ($892,857.14) each, beginning on May 28, 1997, and continuing on the 28th day of each May, August, November and February until the Maturity Date, when the outstanding principal balance of the Term Notes shall be finally due and payable. Interest on the Term Notes shall be payable on each Interest Payment Date and on the Maturity Date.

                  2.08. Conversions Subject to the terms and conditions of this Agreement including Sections 2.01, 2.02, 2.03 and 2.04, Borrower may select a subsequent Interest Period to begin on the last day of the immediately preceding Interest Period for any LIBOR Advance and may convert such LIBOR Advance to a Base Rate Advance. Subject to the terms and conditions of this Agreement including Sections 2.01, 2.02, 2.03 and 2.04, Borrower may also convert a Base Rate Advance to a LIBOR Advance.

                  2.09. Notice of Draws. Agent shall give prompt notice to Borrower of any draw request under a Letter of Credit and the date Agent intends to effect payment thereof.

                  2.10. Interest Rates.

                           (a) Base Rate Advance. Each Base Rate Advance shall bear interest on the unpaid principal amount thereof until payment in full at the Effective Base Rate, but in no event to exceed the Highest Lawful Rate. Any change in the interest rate accruing on an Advance resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change in the Base Rate shall occur.

                           (b) LIBOR Advances. Each LIBOR Advance shall bear interest on the unpaid principal amount thereof until payment in full at the Effective LIBOR Rate, but in no event to exceed the Highest Lawful Rate.

                           (c) Default Rate. If all or any portion of the principal amount of any payments due under Section 2.07 and/or interest thereon shall not be paid when due, such past due principal amount shall bear interest due and payable on demand from and including the date due to but excluding the date of payment in full at the Base Rate plus 4% per annum, but in no event to exceed the Highest Lawful Rate.

                           (d) Payment Calculations and Dates. Interest shall be calculated (i) (A) for Base Rate Advances, on the basis of a 365/366-day year and (B) for LIBOR Advances, on the basis of a year of 360 days and (ii) for the actual number of days elapsed, including the first day, but excluding the last day. Interest shall be due and payable on each Interest Payment Date and on (i) the Revolving Termination Date on the Revolving Notes and (ii) the Maturity Date on the Advancing Notes and the Term Note.

                  2.11. Fees.

                      (a) Commitment Fees. Borrower agrees to pay to Agent, for the benefit of Lenders, an annual commitment fee of 1/4% after the date hereof on the average daily unborrowed portion of the Revolving Credit Commitment, payable in arrears quarterly, commencing on May 31, 1997 (for the period and from the date of this Agreement until such date) and continuing on the last Business Day of each August, November, February and May thereafter before the Revolving Termination Date, with a final payment on the earlier of (i) the Revolving Termination Date or (ii) the date the Revolving Credit Commitment is terminated pursuant to the terms of Section 8. In calculating the average unused portion of the Revolving Credit Commitment, the aggregate amount of Letters of Credit outstanding shall be treated as a used portion of the Revolving Credit Commitment.

                      (b) Letter of Credit Fees. In connection with each Letter of Credit requested by the Borrower pursuant to the terms of this Agreement, Borrower shall pay to Agent, for the benefit of Lenders (provided, however, $200.00 of the fee shall be for Agent only), a letter of credit fee equal to the greater of (x) $250.00 or (y) one percent (1%) per annum of the original face amount of such Letter of Credit for the term of such Letter of Credit. The Letter of Credit fee shall be payable within 15 days of the issuance of each Letter of Credit, and upon any renewal or extension thereof. Additionally, Borrower agrees to reimburse Agent for all actual out-of-pocket expenses incurred by Agent, such as advising or confirming bank fees, telex charges and the like and to pay those fees customarily charged by Agent for any amendments to a Letter of Credit. Upon prior notice to Borrower, Agent at any time may increase any letter of credit commissions or other fees or expenses charged by Agent hereunder if such fees, expenses and commissions are in accordance with Agent's standard fees and expenses and letter of credit commissions.

                      (c) Agent Fee: Borrower shall pay to Agent upon the execution hereof, and, on or before March 31 of each subsequent year, an agent fee in the amount of $10,000.

                      (d) Origination Fee. Upon the execution of this Agreement, Borrower shall pay to Agent, for the benefit of Lenders, an origination fee of $100,000.

                      (e) Overdue Fees. The amount of any fee not paid when due hereunder shall bear interest from the date due until the date paid in full at the Base Rate plus 4% per annum calculated on the basis of 360-day year for the actual number of days elapsed, but in no event to exceed the Highest Lawful Rate.

                      (f) Fee Calculations. Fees shall be calculated on the basis of a 360 day year for the actual number of days elapsed, including the first day, but excluding the last day. Borrower acknowledges and agrees that such fees are in consideration of Lenders holding monies in readiness for Borrower prior to the funding of Borrower's requests for Advances and is not intended as additional compensation for Lenders.

                  2.12. Optional Prepayments. Borrower may, at its option, at any time and from time-to-time, prepay any or all of the Notes, in whole or in part, without premium or penalty, upon giving telephonic notice to Agent by 1 p.m. on the date of such prepayment; provided that a LIBOR Advance may only be paid on the last day of the Interest Period therefor. Each Telephonic Notice shall specify the date and amount of prepayment.

                  2.13. Indemnification for Telephone/Telecopy Request. In consideration of Agent permitting Borrower to make requests for Advances by telephone and/or telecopy under the Revolving Notes and the Advancing Notes, and except for Agent's gross negligence or willful misconduct in connection therewith, Borrower covenants and agrees to assume liability for and to protect, indemnify and save Agent harmless from any and all liabilities, obligations, damages, penalties, claims, causes of action, costs, charges and expenses, including attorneys' fees and expenses of employees, which may be imposed, incurred by or asserted against Agent by reason of any loss, damage or claim howsoever arising or incurred because of, out of or in connection with
(i) any action of Agent pursuant to telephone or telecopier requests for advances under the Revolving Notes and the Advancing Notes, (ii) the transfer of funds pursuant to such telephone or telecopier requests, or (iii) Agent's honoring or failing to honor any telephone or telecopier request for any reason. Agent is entitled to rely upon and act upon telephone or telecopier requests made or purportedly made by any Authorized Person and Borrower shall be unconditionally and absolutely estopped from denying (x) the authenticity and validity of any such transaction so acted upon by Lenders once Lenders have advanced funds under the Revolving Notes and the Advancing Notes and have deposited or transferred such funds as requested in any such telecopier request and (y) Borrower's liability and responsibility therefor.

                  2.14. Loans to Subsidiaries. Until the earlier to occur of a Default or the Revolving Termination Date, Borrower, with Agent's prior written approval, may provide each of the following Subsidiaries with a revolving line of credit (the "Subsidiary Debt"): (a) HMT Inc. in the amount of $15,000,000,
(b) Brown-Minneapolis Tank & Fabricating Co. in the amount of $15,000,000, (c) Texoma Tank Company, Inc. in the amount of $7,000,000, (d) Graver Tank & Mfg. Co., Inc. in the amount of $10,000,000, and (e) Trusco Tank Inc. in the amount of $10,000,000. The Subsidiary Debt shall be evidenced by promissory notes in form approved by Lenders, and secured by (a) a second priority perfected security interest (second only to Lenders) in all of such Subsidiary's general intangibles, equipment, inventory, accounts receivable, instruments, chattel paper and documents as provided in a security agreement, the form of which shall be approved by Lenders, (b) a second lien (second only to Lenders) in the real property and related improvements that are being pledged to Lenders by Brown-Minneapolis Tank & Fabricating Co., and (c) a second lien (second only to Lenders) in the real property and related improvements that are being pledged to Lender by Graver Tank & Mfg. Co., Inc. The Subsidiary Loan Documents shall be collaterally assigned and endorsed, where appropriate, to Lenders to further secure Borrower's Obligations.

            SECTION 3. SPECIAL PROVISIONS REGARDING LIBOR ADVANCES.

                  3.01. Illegality. Notwithstanding any other provisions of this Agreement or the Notes, if at any time Agent shall determine in good faith that any change in Applicable Law or in the interpretation thereof makes it unlawful for Lenders to make or continue to maintain any

LIBOR Advance, Agent shall promptly give notice thereof to Borrower and the obligation to make, continue or effect by conversion any LIBOR Advance under this Agreement shall be suspended until Agent shall notify Borrower that the circumstances causing such suspension no longer exist. Borrower may request that the principal amount of any affected LIBOR Advance begin to accrue interest as a Base Rate Advance, subject to all of the terms and conditions of this Agreement.

                  3.02. Unavailability of Deposits or Inability to Ascertain LIBOR. Notwithstanding any other provision of this Agreement or the Notes to the contrary, if prior to the commencement of any Interest Period Agent shall determine (i) that deposits in the amount of any LIBOR Advance are not available to Lenders or (ii) by reason of circumstances affecting the London interbank Eurodollar market, adequate and reasonable means do not exist for ascertaining the LIBOR, then Agent shall promptly give notice thereof to Borrower and the obligation of Lenders to make, continue or effect by conversion any such LIBOR Advance in such amount and for such Interest Period shall terminate until deposits in such amount and for the Interest Period selected by Borrower shall again be readily available to Lenders and adequate and reasonable means exist for ascertaining the LIBOR. Upon the giving of such notice, Borrower may elect to either (i) pay or prepay, as the case may be, such affected LIBOR Advance or (ii) convert such affected LIBOR Advance to another type of Advance available hereunder, subject to all of the terms and conditions of this Agreement.

                  3.03. Funding Indemnity. In the event Lenders shall incur any actual loss, cost, expense or premium (including, without limitation, any loss of profit and any loss, cost, expense or premium incurred by reason of the liquidation or reemployment of deposits or other funds acquired by Lenders to fund or maintain any LIBOR Advance or the relending or reinvesting of such deposits or amounts paid or prepaid to Lenders) as a result of: (i) any payment of a LIBOR Advance on a date other than the last day of the then applicable Interest Period; (ii) any failure by Borrower to borrow, continue, or effect by conversion any LIBOR Advance on the date specified in a notice given pursuant to Section 2.05; or (iii) the occurrence of any Event of Default; then, upon the demand of Agent, Borrower shall pay to Agent, for the benefit of Lenders, such amount as will reimburse Lenders for such loss, cost or expense. If Agent makes a claim for reimbursement on behalf of Lenders, it shall provide to Borrower a certificate setting forth the amount of such loss, cost or expense in reasonable detail and such certificate shall be presumed correct as to the amount thereof.

                  3.04. Discretion of Lenders as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, Lenders shall be entitled to fund and maintain its funding of all or any part of the LIBOR Advances in any manner they sees fit, it being understood however, that for the purposes of this Agreement all determinations hereunder shall be made as if Lenders had actually funded and maintained each LIBOR Advance during each Interest Period for such Advance through the purchase of deposits having maturity corresponding to such Interest Period and bearing an interest rate equal to the LIBOR for such Interest Period.

                  3.05. LIBOR Reserve Costs. Borrower agrees to pay Agent, for the benefit of Lenders, additional interest on the outstanding principal amount of each LIBOR Advance from the date such LIBOR Advance is made until such LIBOR Advance is paid in full or converted to another type of Advance at an interest rate per annum equal, at all times during such Interest Period, to (i) the rate obtained by dividing (A) Lenders' LIBOR for such Interest Period by (B) a percentage (expressed as a decimal) equal to 100% minus the Reserve Percentage of Lenders for such Interest Period minus (ii) Lenders' LIBOR for such Interest Period, but in no event to exceed the Highest Lawful Rate. Agent shall notify Borrower of the interest due pursuant to this Section 3.05, which notice shall be presumed correct.

                  3.06. Taxes and Increased Costs. With respect to any Letter of Credit, any amount owing by Borrower in connection therewith, or any LIBOR Advance, if Agent shall determine in good faith that any change in Applicable Law (including, without limitation, Regulation D) or any new Applicable Law, or any interpretation of any of the foregoing by any Governmental Authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority having jurisdiction over Agent or their lending branches (whether or not having the force of law) shall:

                           (a) impose, modify or deem applicable any assessment rate, reserve, special deposit or similar requirements against letters of credit issued by, or assets held by, or deposits in or for the account of, or loans by, or any other acquisition of funds or disbursements by, Agent;

                           (b) subject Lenders, any LIBOR Advance or their respective Notes to any tax (including, without limitation, any United States interest equalization tax or similar tax however named applicable to the acquisition or holding of debt obligations any interest or penalties with respect thereto), duty, charge, stamp tax, fee, deduction or withholding in respect of this Agreement, any LIBOR Advance or their respective Notes, except such taxes as may be measured by the overall net income of Lenders or their lending branches and imposed by the jurisdiction, or any political subdivision or taxing authority thereof, in which any Lender's principal executive office or its lending branch is located;

                           (c) change the basis of taxation of payments of principal and interest due from Borrower to Lenders hereunder or under their respective Notes (other than by a change in basis of taxation of the net income of Lenders); or

                           (d) impose on Lenders any penalty with respect to the foregoing or any other condition regarding this Agreement, its disbursement, any fixed rate Advance or their respective Notes;

and Lenders shall determine that the result of any of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to Lenders of issuing or maintaining any Letter of Credit or a risk participation in Letter of Credit or making or maintaining any LIBOR Advance or to reduce the amount of principal or interest received by Lenders, then Borrower shall pay to Agent, for the benefit of Lenders, from time to time as specified by Agent such additional amounts as Agent shall determine are sufficient to compensate and indemnify Lenders for such increased cost or reduced amount. Agent shall promptly give Borrower notice of any condition described in this section that gives Lenders a right to compensation under this Section. If

Lenders makes such a claim for compensation, it shall provide to Borrower a certificate setting forth such increased cost or reduced amount as a result of any event mentioned herein and such certificate shall be presumed correct.

                  3.07. Capital Adequacy. If either (a) the enactment, issuance, implementation or phase-in of or any change in or in the interpretation of any law, rule or regulation, or (b) compliance with or implementation of any request, directive or guideline from any central bank or other governmental authority (whether or not having the force of law) affects the amount of capital required to be maintained by Lenders or any corporation controlling Lenders and Lenders determine that the amount of such capital is increased (or that the rate of return on Lenders' capital is reduced) by or based on the existence of its obligations under the Letter of Credit or its risk participation in the Letter of Credit, then, upon demand by Agent Borrower shall pay to Agent, for the benefit of Lenders, from time-to-time as specified by Agent, such additional amount or amounts as Lenders shall determine are necessary to compensate Lenders or any corporation controlling Lenders in light of such circumstances, to the extent that Lenders reasonably determine such increase in capital to be allocable to the existence of the Letter of Credit.

                  3.08. Payments, Prepayments, and Computations. All payments by Borrower to Agent shall be made in Dollars before 1 p.m. Houston time on the date due. All payments by Borrower shall be made free and clear of and without deduction for any and all present and future taxes, levies, imposts, deductions, charges and withholdings, and all liabilities with respect thereto, excluding (a) judicial or administrative liens in respect of obligations of Lenders unrelated to the transactions contemplated by this Agreement and (b) taxes imposed on income of Lenders by, and franchise taxes imposed on Lenders by, any country or state or any political subdivision thereof (all such taxes, levies, imposts, deductions, charges, withholdings and liabilities other than those described in clauses (a) and (b) above being herein referred to as "Taxes"). If Borrower shall be required by Applicable Law to withhold or deduct any Taxes from or in respect of any sum payable hereunder or under the Notes to Lenders (a) the sum payable shall be increased as may be necessary so that after making all required withholdings and deductions (including, without limitation, withholdings and deductions applicable to additional sums payable under this Section) Lenders receive an amount equal to the sum it would have received had no withholdings or deductions been made, (b) Lenders shall make such withholdings and deductions, and (c) Borrower shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with Applicable Law and in such a manner that Lenders shall not be required to make any deduction or payment of any Taxes.

                  3.09. Indemnification of Lenders. Borrower hereby agrees to indemnify Lenders against all claims, liabilities, damages and expenses in connection with or arising out of any litigation or proceeding relating to or arising in connection with this Agreement, the Notes, any Letter of Credit, any other Loan Document, the making of any Borrowing, except to the extent any such claim, liability, damage or expense arose as a result of Lenders' negligence, gross negligence or willful misconduct. Without limiting the generality of the foregoing, Borrower agrees that Lenders shall be entitled to rely upon and act upon instructions from Borrower in accordance with Section 2.02 to issue each Letter of Credit. Borrower agrees to indemnify and hold Lenders harmless from any and all claims (including reasonable attorneys' fees) which may arise out of or in connection with Lenders' good faith reliance upon instructions from Borrower, as provided herein, except for such claims, damages, losses, costs and expenses resulting from acts or omissions constituting negligence, gross negligence or willful misconduct on the part of Lenders. The amount of any such indemnification not paid within 30 days after written demand therefor shall accrue interest from and including such 30th day to but excluding the date paid at the Base Rate plus 4% per annum calculated on the basis of a 360-day year for the actual number of days elapsed, but in no event to exceed the Highest Lawful Rate.

                  3.10. Booking of Advances. Lenders may, in their sole discretion, book the Advances made pursuant to this Agreement at any branch or office of its choice; provided that in no event shall Borrower be required to pay any amount to Lenders more than Borrower would have been required to pay pursuant to the terms of this Agreement if all Advances had been booked by Lenders at their respective offices.

         SECTION 4. CONDITIONS TO BORROWING.

                  4.01 Conditions Precedent to Initial Loans. The obligation of Lenders to make the Loans on the date hereof is subject to Agent's receipt of the following items as conditions precedent:

                      (a) the Notes and Loan Documents duly executed and delivered by Borrower;

                      (b) all counterpart originals of this Agreement executed by Lenders and Borrower;

                      (c) resolutions of Borrower's board of directors authorizing the Borrowings and the execution, delivery and performance of this Agreement, the Notes and any other Loan Documents;

                      (d) a certificate of incumbency which (i) certifies the names of the officers of Borrower authorized to sign this Agreement, the Notes and any other Loan Documents and (ii) contains the true signature of each such officer;

                      (e) consent and confirmation of Guarantors (attached hereto) as to the continued effectiveness of the Guaranties previously executed;

                      (f) resolutions of each Guarantor's board of directors authorizing the Guaranties and the execution, delivery and performance of any other document relating to such Guaranties;

                      (g) a certificate of incumbency which (i) certifies the names of the officers of each Guarantor authorized to sign the Guaranties and (ii) contains the true signature of each such officer;

                      (h) consent of subordinated creditor (attached hereto) from Irwin Jacobs as to the Subordinated Indebtedness;

                      (i) a certificate signed by an Authorized Person that (i) no Default or Event of Default has occurred and is continuing or will result from the making of the Loans, and (ii) the representations and warranties of Borrower contained in Section 5 hereof and in the other Loan Documents are true and correct as of the date hereof, with the same effect as though made on the date hereof;

                      (j) all fees and expenses (including, without limitation, reasonable fees and expenses of its counsel) in respect of this Agreement;

                      (k) all required Guaranties and security instruments therefor; and

                      (l) title insurance policies for all real property pledged to secure the Loans, in such amounts and form as required by Lenders;

                      (m) receipt by Agent of any and all other documents, instruments or agreements in respect of the transactions evidenced and/or contemplated by the Loan Documents and deemed reasonable by Borrower and Lenders; and

                      (n) a favorable written opinion of counsel for Borrower, in form and substance acceptable to Lenders, in respect of the transactions contemplated by this Agreement.

                  4.02 Conditions Precedent to the Revolving Credit Loans. The obligation of Lenders to make any Revolving Credit Loan hereunder (including the initial Revolving Credit Loan) are subject to the following conditions precedent:

                      (a) in the case of a Revolving Credit Loan representing a Cash Advance, receipt by Agent of the Notice of Borrowing required by
         Section 2.05 hereof;

                      (b) in the case of a Letter of Credit Advance, receipt by Agent of: (i) the notice as required by Section 2.05, (ii) the Letter of Credit Application and (iii) the Letter of Credit commission;

                      (c) as of the date of making such Advance, no material adverse change has occurred in the business or financial condition of Borrower or any of its Subsidiaries;

                      (d) that (i) no Default or Event of Default has occurred and is continuing or will result from the making of such Advance, and
         (ii) the representations and warranties of Borrower contained in
         Section 5 hereof are true and correct as of the date of such Advance (other than those of such representations and warranties which speak to a date on or before the date hereof), with the same effect as though made on such date; and

                      (e) that, immediately after giving effect to such Advance, the aggregate principal amount of all outstanding Revolving Credit Loans shall not exceed the Revolving Credit Commitment.

Each Borrowing shall be deemed to be a representation and warranty by Borrower on the date of such Borrowing or submission as to the facts specified in clauses (c), (d) and (e) of this Section 4.02.

                  4.03 Conditions Precedent to All Advancing Loans and Term Loans. The obligation of Lenders to make any Advancing Loan, or the Term Loans hereunder is subject to the following conditions precedent:

                      (a) in the case of an Advancing Loan, compliance with
         Section 2.03 hereof, and the Notice of Borrowing required by Section
         2.05 hereof;

                      (b) as of the date of making such Advancing Loan, no material adverse change has occurred in the business or financial condition of Borrower or any of its Subsidiaries;

                      (c) that (i) no Default or Event of Default has occurred and is continuing or will result from the making of such Advancing Loan or Term Loan, and (ii) the representations and warranties of Borrower contained in Section 5 hereof are true and correct as of the date hereof and of any such Advancing Loan (other than those of such representations and warranties which speak to a date on or before the date hereof), with the same effect as though made on such date; and

                      (d) that, immediately after giving effect to such Advancing Loan, the aggregate principal amount of all outstanding Advancing Loans shall not exceed the Advancing Commitment.

Each Borrowing shall be deemed to be a representation and warranty by Borrower on the date of such Borrowing or submission as to the facts specified in clauses (b), (c) and (d) of this Section 4.03.

         SECTION 5. REPRESENTATIONS AND WARRANTIES. In order to induce Lenders to enter into this Agreement and to make the Loans hereunder, Borrower hereby represents and warrants that:

                  5.01 Organization and Good Standing. Borrower and each of its Subsidiaries is a corporation duly organized and existing in good standing under the laws of the state of its incorporation, is duly qualified as a foreign corporation and in good standing in all states in which it is doing business and has the corporate power and authority to own its properties and assets and to transact the business in which it is engaged and is or will be qualified in those states wherein it proposes to transact business in the future, except those jurisdictions, if any, in which the failure to so qualify would not have a material adverse affect on its business operations or financial condition.

                  5.02 Authority and Power. Borrower is duly authorized and empowered to create, issue and perform the Notes and to execute, deliver and perform this Agreement, the Loan Documents and all other instruments referred to or mentioned herein to which it is a party, and all action on its part requisite for the due creation, issuance, delivery and performance of the Notes and the due execution, delivery and performance of this Agreement has been duly and effectively taken. This Agreement, the Notes and the Loan Documents do not violate any provisions of Borrower's corporate charter or bylaws.

                  5.03 Loan Documents. The Loan Documents to which Borrower is or will be a party have been, or will be, duly executed and delivered on behalf of Borrower and constitute, or will constitute, the legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

                  5.04 No Material Litigation. No litigation, investigation or administrative proceeding of or before any court, arbitrator or Governmental Authority is presently pending or, to the knowledge of Borrower, threatened against Borrower or any of its Subsidiaries or any of its properties or assets
(a) with respect to any Loan Document or any of the transactions contemplated hereby or thereby or (b) which, if adversely determined, could reasonably be expected to materially adversely affect the business, operations, properties, assets or financial or other condition of Borrower or any Subsidiary. Annexed hereto as Schedule 5.04 is an accurate and complete schedule of all litigation affecting Borrower or its Subsidiaries.

                  5.05 No Default. Borrower or any of its Subsidiaries is not in default, and the execution, delivery and performance of the Loan Documents will not result in a default, in the payment or performance of any of Borrower's or its Subsidiaries' obligations or in the performance of any mortgage, indenture, lease, contract or other agreement or undertaking to which it is a party or by which it or any of its properties or assets may be bound, and no Default nor Event of Default hereunder has occurred and is continuing. Borrower or any of its Subsidiaries is not in default under any order, award or decree of any court, arbitrator or Governmental Authority binding upon or affecting it or by which any of its properties or assets is bound or affected, and no such order, award or decree has or will affect the ability of Borrower or any of its Subsidiaries to perform its obligations under the Loan Documents or the ability of Borrower or any of its Subsidiaries to carry on its business.

                  5.06 Taxes. Borrower and its Subsidiaries have filed or caused to be filed all tax returns which are required to be filed, and have paid all taxes shown to be due and payable on said returns or on any assessments made against them or any of their properties and all other taxes, fees or other charges imposed on Borrower or its Subsidiaries or any of its properties by any Governmental Authority (other than those the amount or validity of which is currently being contested diligently in good faith and with respect to which reserves in conformity with Good Accounting Practice have been provided on the books of Borrower or any of its Subsidiaries) and no tax liens have been filed and, to the knowledge of Borrower, no claims are being asserted with respect to any such taxes, fees or other charges.

                  5.07 ERISA. Borrower and each of its Subsidiaries is in compliance in all material respects with ERISA and the rules and regulations thereunder. There exists no Unfunded Vested Liabilities under any Plan to which Borrower or any Subsidiary is a party. No "reportable event", as such term is defined Section 4043(b) of Title IV of ERISA, has occurred and is continuing with respect to any Plan.

                  5.08 Regulations G, T, U and X. Borrower or any of its Subsidiaries is not engaged nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System. No part of the proceeds of the Loans hereunder will be used for any purpose which violates the provisions of Regulation G, T, U or X of the Board of Governors.

                  5.09 Accuracy and Completeness of Information. All information, exhibits and other reports and other papers and data with respect to Borrower and its Subsidiaries, prepared and furnished to Agent by or on behalf of Borrower in connection with the Loan Documents were at the time the same were so furnished, complete and correct in all material respects. No document furnished or statement made to Agent by Borrower or any of its Subsidiaries in connection with the negotiation, preparation or execution of this Agreement contains any untrue statement of a fact material to the creditworthiness of Borrower and its Subsidiaries or omits to state any such material fact necessary in order to make the statements contained therein not misleading, in either case which has not been corrected, supplemented or remedied by subsequent documents furnished or statements made in writing to Agent.

                  5.10 Environmental Compliance. Borrower and each of its Subsidiaries has taken all reasonable steps necessary to determine and has determined that no hazardous substances, or other substances known or suspected to pose a threat to health or the environment in violation of Applicable Environmental Laws ("Hazard[s]") exist on or within any of the operations of Borrower or any of its Subsidiaries, except as described in Schedule 5.10 annexed hereto. Borrower and each of its Subsidiaries is in compliance with all laws pertaining to health or the environment ("Applicable Environmental Laws"), including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA"), the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), the Texas Water Code and the Texas Solid Waste Disposal Act. Borrower's and its Subsidiaries' operations do not and will not result in the disposal or release of any hazardous substance or Hazard on, in or to the environment. The terms "hazardous substance" and "release" shall each have the meanings specified in CERCLA, and the terms "solid waste" and "disposal" (or "disposed") shall each have the meanings specified in RCRA; provided, however, that in the event either CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment; and provided further that, to the extent that the laws of the State of Texas or any other State in which business is being conducted establish a meaning for "hazardous substance", "release", "solid waste", or "disposal" which is broader than specified in either CERCLA or RCRA, such broader definition shall apply.

                  5.11 Investment Company Act. Borrower is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         SECTION 6. AFFIRMATIVE COVENANTS. Borrower covenants and agrees that, so long as this Agreement is in effect and until payment in full of the Notes and all other amounts owing hereunder:

                  6.01 Financial Statements and Information. Borrower shall deliver (or cause to be delivered) to Agent each of the following:

                           (a) As soon as available and in any event within one hundred twenty (120) days after the close of each fiscal year of Borrower, copies of the consolidated balance sheet of Borrower and its Consolidated Subsidiaries, along with consolidating schedules, as of the close of such fiscal year and statements of income and retained earnings and a statement of cash flows of Borrower and its Consolidated Subsidiaries for such fiscal year, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and accompanied by an opinion thereon (which shall not be qualified by reason of any limitation imposed by Borrower) of independent accountants of recognized national standing selected by Borrower and satisfactory to Agent, to the effect that such consolidated and consolidating financial statements have been prepared in accordance with Good Accounting Practice consistently maintained and applied (except for changes in which such accountants concur) and that the examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, includes such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances, and copies of the unaudited consolidated balance sheet and income statement of Borrower and its Consolidated Subsidiaries as of the close of such fiscal year;

                           (b) As soon as available and in any event within thirty (30) days after the end of each month, copies of the consolidated and consolidating balance sheet of Borrower and its Consolidated Subsidiaries as of the end of such month, and statements of income and retained earnings and a statement of cash flows of Borrower and its Consolidated Subsidiaries for that month and for the portion of the fiscal year ending with such month, in each case setting forth in comparative form (on a consolidated and consolidating basis) the figures for the preceding fiscal year, all in reasonable detail and certified by an Authorized Person as being true and correct and as having been prepared in accordance with Good Accounting Practice (without the required footnotes), subject to year-end audit and adjustments;

                           (c) Promptly upon receipt thereof, one copy of each written report submitted to Borrower (with respect to Borrower or its Subsidiaries) by independent accountants in any annual, quarterly or special audit made, it being understood and agreed that all audit reports which are furnished to Agent pursuant to this Section shall be treated as confidential, but nothing herein contained shall limit or impair Agent's right to disclose such reports to any appropriate Governmental Authority or to use such information to the extent pertinent to an evaluation of the Obligations or to enforce compliance with the terms and conditions of this Agreement, or to take any lawful action which Agent deems necessary to protect its interests under this Agreement;

                           (d) Contemporaneously with the furnishing of the financial statements referred to in subparagraph (b) above, a certificate of an Authorized Person of Borrower stating that the signer has reviewed the terms of this Agreement and of the Notes, has set forth in or attached to such certificate such reasonable detail of such computations as is necessary to establish compliance with the covenants contained in this Agreement, and has made, or caused to be made under his supervision, a review of the transactions and condition of Borrower during the accounting period covered by such financial statements and that such review has not disclosed the existence during such accounting period, and that the signer does not have knowledge of the existence, as at the date of such certificate, of any condition or event which constitutes a Default or an Event of Default, or if any such Default or Event of Default existed or exists, specifying the nature and period of existence thereof and what action Borrower (or its Subsidiaries, as the case may be) has taken or is taking or proposes to take with respect thereto;

                           (e) Promptly upon their becoming available, one copy of each financial statement, report, notice or proxy statement sent by Borrower to stockholders generally and of each regular or periodic report, registration statement or prospectus filed by Borrower with any securities exchange or the Securities and Exchange Commission or any successor agency;

                           (f) As soon as available and in any event within thirty (30) days after each calendar month, furnish to Agent (i) a Borrowing Report, (ii) an aging and listing of accounts receivable, in form satisfactory to Agent, and (iii) a jobs in progress report, in form satisfactory to Agent, for such month, with respect to each of Borrower's Subsidiaries; and

                           (g) From time to time, such other information concerning Borrower or any of its Subsidiaries, its business, assets, properties, condition and operations as Agent may reasonably request.

                  6.02 Existence; Compliance with Laws. Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary
(a) to preserve, renew and keep in full force and effect its corporate existence and all material rights, licenses, permits and franchises, and (b) to comply with all laws, statutes and regulations applicable to it and relating to the conduct of its business.

                  6.03 Insurance. Borrower will, and will cause each of its Subsidiaries to, maintain with responsible and reputable insurance companies or associations insurance with respect to its properties and business in such amounts and governing such risks as determined by Borrower.

                  6.04 Payment of Taxes. Borrower will pay or cause to be paid, all taxes, assessments and other governmental charges levied upon any of its or any of its Subsidiaries' properties or assets or in respect of its franchises, business, income or profits before the same become delinquent, except that (unless any material item of property would be lost, forfeited or materially damaged as a result thereof) no such charge needs to be paid if being promptly and diligently contested in good faith and if such reserve or other appropriate provision, if any, as shall be required by Good Accounting Practice shall have been made therefor.

                  6.05 Records. Borrower will, and will cause each of its Subsidiaries to, maintain proper books of record and account in accordance with sound accounting practice in which full, true and correct entries shall be made of all its properties and assets and its dealings and business affairs, and shall permit access thereto by Agent for purposes of inspection, copying and audit, and Borrower shall permit Agent to inspect Borrower's and its Subsidiaries' properties and operations at all reasonable times.

                  6.06 Other Notices. Borrower will, and will cause each of its Subsidiaries to:

                           (a) Promptly give written notice to Agent of any occurrence or event which has occurred which would have a material and adverse effect on (i) Borrower's or any of its Subsidiaries' normal business or (ii) any of Borrower's or any of its Subsidiaries' properties or assets, taken as a whole; and

                           (b) Furnish to Agent immediately upon becoming aware of the existence of any condition or event which constitutes a Default or an Event of Default or which, with the lapse of time or giving of notice, or both, would become a Default or an Event of Default, a written notice specifying the nature and period of existence thereof and the action which Borrower and/or such Subsidiary is taking or proposes to take with respect thereto.

                  6.07 ERISA Compliance. Borrower shall, and shall cause each of its Subsidiaries to (a) at all times, make prompt payment of all contributions required under all Plans and required to meet the minimum funding standard set forth in ERISA with respect to its Plans; (b) forthwith upon becoming aware of the occurrence thereof, written notice of, and the steps being taken by Borrower with respect to, (i) an Event of Default or Default, or a Reportable Event (as defined in Section 4043(b) of Title IV ERISA) which might result in a liability of Borrower to the PBGC or any other Person, or any notice Borrower or other fiduciary or administrator of any Plan may receive from the PBGC relating to the intention of the PBGC to terminate any Plan or to appoint a trustee to administer any such Plan, or (ii) a material adverse change in the business, operations, property or financial or other condition of Borrower or any of its Subsidiaries; (c) furnish to Agent, upon its request, such additional information concerning any of its Plans as may be reasonably requested.

                  6.08 Debt Service Coverage Ratio. At all times Borrower will have and maintain a Debt Service Coverage Ratio of not less than 1.25 to 1.00.

                  6.09. Ratio of Consolidated Total Liabilities to Consolidated Net Worth. At all times, Borrower will have and maintain a ratio of Consolidated Total Liabilities to Consolidated Net Worth of not more than 2.25 to 1.00.

                  6.10. Minimum Consolidated Tangible Net Worth. From the date hereof through January 31, 1998, Borrower will have and maintain Consolidated Tangible Net Worth of not less $13,000,000. Commencing upon receipt of the financial statements described in Section 6.01(a), and in no event later than one hundred twenty (120) days after the end of each fiscal year of Borrower, Borrower will have and maintain during each such year Consolidated Tangible Net Worth equal to no less than the sum of (i) the previous year's required Consolidated Tangible Net Worth plus (ii) eighty percent (80%) of Borrower's Consolidated Net Income, after dividends, for such immediately preceding year (provided such required Consolidated Tangible Net Worth shall never be reduced if Borrower does not have a positive Consolidated Net Income). Any Intangible Assets capitalized subsequent to this closing relating to earn-out payments to Irwin Jacobs not to exceed $2,600,000.00 in aggregate will be added back for purposes of this calculation.

                  6.11 Current Ratio. [Intentionally Deleted.]

                  6.12 Consolidated Funded Debt to EBITDA. From the date hereof through March 31, 1998, Borrower will maintain a ratio of Consolidated Funded Debt to EBITDA of not more than 3.25 to 1.00; from April 1, 1998 through September 30, 1998, Borrower will maintain a ratio of Consolidated Funded Debt to EBITDA of not more than 2.75 to 1.00; and from October 1, 1998 and thereafter, Borrower will maintain a ratio of Consolidated Funded Debt to EBITDA of not more than 2.50 to 1.00.

                  6.13 Further Assurances. Borrower and each of its Subsidiaries shall make, execute or endorse, and acknowledge and deliver or file or cause the same to be done, all such certifications, additional agreements, undertakings, conveyances, deeds of trust, mortgages, transfers, assignments, financing statements or other assurance, and take any and all such other action, as Agent may, from time to time, deem reasonably necessary or proper in connection with any of the Loan Documents, the Subsidiary Loan Documents, the obligations of Borrower or Guarantors, or for better assuring and confirming unto Agent all or any part of the security for any of such obligations.

         SECTION 7. NEGATIVE COVENANTS. So long as this Agreement is in effect and until payment in full of the Notes and all other amounts owing hereunder:

                  7.01 Use of Proceeds. Borrower will not, and will not permit any of its Subsidiaries to use, directly or indirectly, the proceeds of any Borrowing hereunder for any purpose other than those specified herein. Specifically, such proceeds will not be used for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any "margin stock", within the meaning of Regulation U of the Board of Governors of the Federal Reserve System. Borrower will not, and will not permit any of its Subsidiaries to, engage principally, or as one or its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock within the meaning of such Regulation U nor will Borrower or any of its Subsidiaries otherwise act so as to cause Lenders to be in contravention of Regulations T and U.

                  7.02 Disposal of Assets. Borrower will not, and will not permit any of its Subsidiaries to, abandon, sell, transfer, lease or otherwise dispose of any part of its assets or directly or indirectly enter into any agreement or arrangement whereby Borrower or any of its Subsidiaries shall sell or transfer any part of its assets or property and thereafter rent or lease such assets or property, provided, however, that the foregoing shall not operate to prevent sales by Borrower or any of its Subsidiaries of assets not in the ordinary course of business, which sales or transfers, after subtracting therefrom the cost of any additions to fixed assets, do not exceed $50,000 and, after giving effect to any such sales or transfers, Borrower shall be in full compliance with the terms of this Agreement.

                  7.03 Consolidation. Borrower will not, and will not permit any of its Subsidiaries to, dissolve or liquidate, or become a party to any merger, acquisition or consolidation in excess of $1,000,000, in the aggregate, without the prior consent of Agent.

                  7.04 Creation of Encumbrances. Except as provided otherwise herein, Borrower will not, and will not permit any of its Subsidiaries to create, assume, incur or suffer to exist or allow to be created, assumed or incurred or suffered to exist any Encumbrance provided, however, that the foregoing restrictions shall not prevent Borrower or a Subsidiary from:

                           (a) Permitting or incurring Encumbrances for taxes or assessments or governmental charges or levies on any of the properties of Borrower or a Subsidiary if such taxes, assessments, governmental charges or levies shall not at the time be due and payable or can thereafter be paid without penalty or are being contested in good faith by appropriate proceedings and with respect to which Borrower or a Subsidiary has created reserves which are determined by Borrower or a Subsidiary to be adequate by the application of Good Accounting Practice;

                           (b) Incurring mechanics', carriers', workmen's, repairmen's or other like Encumbrances in the ordinary course of business in respect of obligations which are not overdue, or making deposits to obtain the release of such Encumbrances;

                           (c) Rights of subrogation, if any, under applicable law in favor of bonding companies and payments made under performance and/or completion bonds;

                           (d) Incurring liens in favor of Continental Casualty Company, National Fire Ins. Co. of Hartford and American Casualty Company of Reading, Pennsylvania (collectively, the "Insurance Companies") against the contracts of Borrower which are bonded (the "Bonded Contracts") by the Insurance Companies, including the right, title and interest of Borrower in and to all subcontracts let in connection with such Bonded Contracts, against all machinery, plant, equipment, tools and materials which are upon the worksite of the Bonded Contracts, including all materials ordered for the Bonded Contracts and all sums due under the Bonded Contracts at the time of default and thereafter, and all proceeds thereof, provided that such liens are either unperfected or junior in priority to the liens and security interests in such property held by the Bank; and

                           (e) Purchase money liens to the extent such debt is permitted in Section 7.06 hereof.

                  7.05 ERISA. Borrower will not, and will not permit any of its Subsidiaries to (i) voluntarily terminate any Plan if such termination is likely to result in any material liability of Borrower to the PBGC or any other Person, (ii) enter into any "prohibited transaction" (as defined in Section 4975 of the Code and in ERISA) involving any Plan which might result in any material liability of Borrower to the PBGC or any other Person or (iii) permit the occurrence of any "reportable event" (as defined in Section 4043(b) of Title IV of ERISA) which might result in any material liability of Borrower to the PBGC or any other Person or (iv) allow or suffer to exist any other event or condition which might result in any material liability of Borrower to the PBGC or any other Person.

                  7.06 Limitations on Borrowings. Borrower will not, and will not permit any of its Subsidiaries to, incur, create, assume or permit to exist any Indebtedness, except (i) the Notes, (ii) Indebtedness incurred in the ordinary course of Borrower's or Subsidiary's business in connection with normal trade obligations, including the financing of Borrower's annual insurance premiums; (iii) any Indebtedness previously made or contemplated to be made in the future by Lenders to Borrower or a Subsidiary; and (iv) purchase money indebtedness not to exceed $2,000,000 in the aggregate.

                  7.07 Disposal of Stock or Indebtedness of a Subsidiary. Borrower will not sell, assign, transfer or otherwise dispose of (except to a wholly-owned Subsidiary) any shares of stock of any class of any Subsidiary, or any other security of, or any Indebtedness owing to it by any such Subsidiary.

                  7.08 Capital Expenditures; Capital Leases; Purchase of Assets. Except for the purchase by Borrower or a Subsidiary of new assets as contemplated in Section 2.03 hereof, Borrower will not and will not permit any of its Subsidiaries to, incur expenditures in the ordinary course of business which, in the aggregate (for Borrower and its Subsidiaries) are in excess of $6,500,000 during Borrower's 1997 fiscal year, $7,000,000 during Borrower's 1998 fiscal year, and $6,000,000 thereafter.

                  7.09 Prepayment or Change of Subordinated Indebtedness. Borrower will not, and will not permit any of its Subsidiaries to, (i) after the occurrence and during the continuance of any Default or Event of Default, pay any installments of principal of or interest on any Subordinated Indebtedness, (ii) directly or indirectly make any payments upon the Subordinated Indebtedness other than regular installments of principal and interest, or (iii) alter, amend, modify or otherwise change the terms, conditions and provisions of the Subordinated Indebtedness, except that Borrower may enter into any amendment or modification of the Subordinated Indebtedness which only (x) decreases the interest rate due and payable on such debt or (y) extends any maturity date of any installment of principal of or interest on such debt, and may obtain any consent pursuant to or waivers of any representations, warranties or covenants contained in any documents relating to the Subordinated Indebtedness.

                  7.10. Limitation on Investments and Loans. Borrower shall not, and shall not permit any of its Subsidiaries to, make or have outstanding any advances, loans or extensions of credit to, or purchase or own any stock, bonds, notes, debentures or other securities of, any Person, except accounts, instruments, documents, chattel paper and general intangibles (as defined in the Uniform Commercial Code of Texas), arising or acquired in the ordinary course of business, or such investments as may be approved by Agent, which approval will not be unreasonably withheld. Borrower shall not, and shall not permit any of its Subsidiaries to make any loans or advances outside of the ordinary course of business or in excess of $200,000 in the aggregate to any of the officers or employees of Borrower or its Subsidiaries.

                  7.11 No Change in Basic Business. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, engage in any business other than those in which it is presently engaged, or discontinue any of its existing lines of business or substantially alter its method of doing business.

                  7.12 Transactions with Affiliates. Borrower shall not enter into or be a party to any transaction or arrangement, including, without limitation, the purchase, sale, exchange or use of any property or asset, or any interest therein, whether real, personal or mixed, or tangible or intangible, or the rendering of any service, with any "Affiliate" (as hereafter defined), except transactions in the ordinary course of and pursuant to the reasonable requirements of Borrower's business and upon fair and reasonable terms no less favorable to Borrower than Borrower would obtain in an arm's length transaction with a non-Affiliate. For purposes of this subsection the term "Affiliate" means any person, firm, corporation or other entity which directly or indirectly controls, is controlled by or is under common control with Borrower. A person, firm, corporation or other entity shall be deemed to control another if it owns ten percent (10%) or more of the equity interest of such other person, firm, corporation or other entity or if it possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such other person, firm, corporation or other entity, whether through ownership or stock, by contract or otherwise.

         SECTION 8. EVENTS OF DEFAULT. In addition to and without derogation of the rights of Lenders to demand payment with respect to the Notes as provided herein, if any Event of Default described in subparagraphs (g), (h), (i) or (j) below, shall occur and be continuing, the Notes and interest accrued thereon and all liabilities of Borrower hereunder shall thereupon automatically become and be immediately due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind to Borrower, all of which are hereby expressly waived, and the Revolving Credit Commitment and/or Advancing Commitment (if still in existence) shall thereupon terminate. If any other Event of Default shall occur and be continuing, Lenders may (i) terminate the Revolving Credit Commitment and/or Advancing Commitment (if still in existence) and it shall thereupon terminate, and/or (ii) declare either or both of the Notes and interest accrued thereon and all liabilities of Borrower hereunder to be immediately due and payable, and the same shall thereupon become and be immediately due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind to Borrower, all of which are hereby expressly waived. Notwithstanding anything herein or in the other Loan Documents to the contrary, Lenders may elect to pursue any remedy they may have hereunder, at law, in equity, or otherwise (including, but not limited to, reducing any claim to judgment) if a Loan is not paid at maturity (on demand, by acceleration or otherwise). The following shall be Events of Default hereunder and under the Notes except as Lenders may otherwise expressly consent in writing in its sole and absolute discretion except that no such consent shall ever be given with respect to the Events of Default set forth in subparagraphs (g), (h), (i) and (j) below:

                      (a) Borrower fails to pay or prepay within five (5) days when due any principal of or interest on any of the Notes; or

                      (b) Borrower fails to pay within five (5) days when due any and all fees hereunder or any other sums payable to Lenders under the terms or in respect of, this Agreement; or

                      (c) Borrower terminates its existence; or

                      (d) Any material representation or warranty made or incorporated by Borrower herein or in any writing furnished by Borrower in connection with this Agreement or the Loan Documents shall have been untrue, misleading or incomplete in any material respect when made; or

                      (e) Borrower violates or fails to observe any covenant, agreement or condition contained in Sections 6 or 7 of this Agreement except for any failure to comply with Section 6.01 which continues for fifteen (15) days from the date required for such performance; or

                      (f) Borrower violates or fails to observe any covenant, agreement or condition set forth in this Agreement and not constituting an Event of Default enumerated elsewhere in this Section 8 and continuance thereof for fifteen (15) days; or

                      (g) Borrower or any Subsidiary makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts as such debts become due; or

                      (h) Borrower or any Subsidiary petitions or applies to any tribunal for or consents to the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official, of it or any substantial part of its assets, or commences any proceedings relating to it under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or other liquidation law of any jurisdiction or takes corporate action in furtherance of any of the foregoing; or

                      (i) Any petition or application of the type referred to in subparagraph (h) above is filed or any such proceedings are commenced, against Borrower or any Subsidiary and Borrower or any Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order for relief is entered in an involuntary case under the bankruptcy law of the United States, or an order, judgment or decree is entered appointing a trustee, receiver, custodian, liquidator or similar official or adjudicating Borrower or any Subsidiary insolvent, or approving the petition in any such proceedings; or

                      (j) Any order is entered in any proceeding against Borrower or a Subsidiary decreeing the dissolution or split-up of Borrower or a Subsidiary; or

                      (k) Any court shall render a final judgment or judgments against Borrower or a Subsidiary in an aggregate amount of $500,000 or more in excess of any insurance protecting against such liability and such judgment or judgments shall not be stayed, discharged, vacated or set aside within thirty (30) days after entry; or any property of Borrower or a Subsidiary shall be attached under a claim or claims in an aggregate amount of $500,000 or more in excess of any insurance protecting against the liabilities on which such attachments are based and such attachments shall not be released or provided for to the satisfaction of Lenders within thirty (30) days; or

                      (l) Any Plan of Borrower (i) which has Unfunded Vested Liabilities shall be terminated or (ii) a trustee shall be appointed by the appropriate United States Court to administer any such Plan, or
         (iii) the PBGC shall institute proceedings to terminate any such Plan or to appoint a trustee to administer any such Plan, or (iv) any notice from the PBGC or event contemplated by Section 5.07 hereof shall have been received or shall have occurred; or

                      (m) Default shall occur in the payment of any material Indebtedness of Borrower or any Subsidiary or default shall occur in respect of any note, loan agreement or credit agreement relating to any such Indebtedness and such default shall occur for more than the period of grace, if any, specified therein; or any such Indebtedness shall become due before its stated maturity by acceleration of the maturity thereof or shall become due by its terms and shall not be promptly paid or extended; or

                      (n) Any financial statements or audits delivered to Agent reflect a material deterioration in the financial condition of Borrower and its Subsidiaries on a consolidated basis from the financial condition reflected in Borrower's 1996 audited financial statements submitted to Agent; or

                      (o) Borrower or any of its Subsidiaries fail to maintain current contractual relations with the labor union of which its employees are members and the majority of such employees fail to report to work for a period in excess of thirty (30) Business Days; or

                      (p) [Intentionally Blank]

                      (q) Any stock transfer, pledge or other change in the controlling ownership of the stock of Borrower, except for such pledges to Lenders. As used herein, "controlling" shall mean 50% of the outstanding and issued stock of Borrower; or

                      (r) Any modification, extension, renewal or termination of the Subsidiary Loan Documents, without the prior written consent of Lenders.

         SECTION 9. THE AGENT.

                  9.01 Creation of Agency. Each Lender hereby authorizes Agent to take such action on such Lender's behalf and exercise such powers as are delegated to Agent by the terms hereof, together with all such powers as are reasonably incidental thereto. The relationship between Agent and each Lender is that of agent and principal only, and nothing herein shall (nor shall it be construed so as to) constitute Agent a trustee or fiduciary for or of any Lender, or impose on Agent any duties or obligations other than those for which express provision is made herein. In performing its express duties and obligations hereunder, Agent shall have no liability to any Lender in the absence of gross negligence or willful misconduct by Agent. Lenders expressly acknowledge and agree that Agent shall have no implied duties hereunder including, without limitation, any implied duty of good faith and fair dealing. Agent agrees that, upon the request of any Lender, it will use its best efforts to obtain any information from or with respect to Borrower that is available to Agent pursuant to the terms of this Agreement.

                  9.02 Payments and Distributions. Each Lender hereby authorizes Agent to receive any and all payments which are or which may become due under this Agreement, the Notes or any of the other Loan Documents. Each Lender and Agent hereby authorize and instruct Borrower to make all payments which are or which may become due under any of such Loan Documents directly to Agent. Each Lender hereby agrees that, in the event it receives any payment which should have been made to Agent pursuant to the terms of this Agreement, or in the event it offsets any amounts placed on deposit with it by Borrower, it shall immediately remit such payment or offset amount to Agent for distribution in accordance with the terms of this Agreement. Except as otherwise expressly provided herein, Agent shall distribute promptly to Lenders all sums received by Agent as a payment on or related to any of the Loan Documents ratably in proportion to the amount of each Lender's interest in the Loans listed on Schedule 1 hereto. In the event interest on any of the Notes accrues at more than one rate, or Agent receives any prepayment with respect to any Note, all interest payments and all prepayments received by Agent hereunder shall be distributed ratably among Lenders in proportion to the amount of each Lender's interest in the Loans, regardless of whether the interest or prepayment was purported to have been made with respect to less than all of the Notes.

                  9.03 Notices. Agent will promptly advise each Lender of any actual notice of a default of Borrower hereunder received by Agent. Agent shall not be under any obligation to any Lender to ascertain or inquire as to the performance or observance of any of the terms or conditions of this Agreement or any other Loan Document to be performed or observed by Borrower. Each Lender hereby agrees that it will, promptly upon receipt of actual notice thereof, notify Agent of the existence of any default of Borrower hereunder.

                  9.04 Indemnity. Each Lender hereby agrees to, and shall, ratably in proportion to the amount of each Lender's interest in the Loans, indemnify, to the extent not reimbursed by Borrower, Agent against any loss, expense (including legal fees) or liability (except such as results from Agent's own gross negligence or willful misconduct) which Agent may suffer or incur in connection with the implementation, administration or enforcement of the Loans or any of the Loan Documents.

                  9.05 Reliance. In performing its duties and exercising its powers hereunder, Agent will be entitled to rely on (a) any communication believed by it to be genuine and to have been sent or signed by the person by whom it purports to have been sent or signed and (b) the opinions and statements of any professional advisor selected by it in connection herewith, and Agent shall not be liable to any other party hereto for any consequence of any such reliance.

                  9.06 Truth of Representations. Agent takes no responsibility for the truth of any representations made herein, nor for the adequacy or enforceability of this Agreement, and neither Agent (except in the case of its gross negligence or willful misconduct) nor any of its officers, directors, employees, agents or representatives shall be liable for any action taken or omitted to be taken by it or any of them under or pursuant to this Agreement, or for any oversight or error of judgment.

                  9.07 Business with Borrower. Notwithstanding the agency herein constituted, Bank One, in its individual capacity, may, without liability to account, make loans to, accept deposits from and generally engage in any kind of banking or trust business with Borrower. Lenders expressly acknowledge and agree that such activities shall not constitute (and shall not be construed to constitute) a conflict of interest with Agent's performance of its duties hereunder.

                  9.08 Independent Investigations. Each Lender acknowledges that it has taken and will take such independent action and make such investigations as it deems necessary to inform itself as to the financial condition and affairs of Borrower and, based upon such independent action and investigation, it has determined to enter into this Agreement.

                  9.09 Prior Adjudication of Certain Actions. If, in the opinion of Agent, the distribution of any sum received by Agent in such capacity hereunder, under the Notes or under any other Loan Document, or the taking or omitting to take of any action hereunder or thereunder, might involve Agent in liability, it may refrain from taking such action (or omitting to take such action) until its right to take such action (or omit to take such action) shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by Agent is to be paid to a person other than the recipient thereof, each Lender or other person to whom any such distribution shall have been made shall either repay to Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such a manner and to such persons as shall be determined by such court.

                  9.10 Remedies upon Default. Upon the occurrence of an event of default hereunder by Borrower, the Lenders shall mutually agree upon which remedies will be pursued with respect to the Loans and the collateral securing the same (including, without limitation, deeds or assignments in lieu of any such proceedings). The Lenders shall mutually agree upon which method of disposition of any collateral securing the Loans, or may elect to not pursue any or all remedies with respect to such collateral. Should such proceedings result in the foreclosure of any security interest held by Agent or Lenders, Agent shall have the right to acquire such collateral at foreclosure, and to bid therefor all or any portion of the indebtedness of Borrower to Lenders under the Loans and, if the successful bidder thereon, Agent shall acquire such collateral as nominee for Lenders and operate and/or dispose of such collateral in the manner in which the Lenders mutually agree, all expenses of operation and disposal of such collateral to be borne by Lenders ratably according to their respective interests in the Loans. In addition to the foregoing, upon the occurrence of an event of default hereunder by Borrower (or, if in the opinion of Lenders, such a default seems imminent), Lenders, subject to the provisions of Section 9.13 hereof shall be entitled, should they so elect, to pursue any restructuring or modification of the terms and provisions (including, without limitation, repayment provisions) of the Loans, the Notes, this Agreement and the other Loan Documents. Each Lender hereby agrees to, and shall, ratably in proportion to the amount of each Lender's interest in the Loans, indemnify and hold Agent harmless from and against any and all loss, liability or expense (except such as results from Agent's own gross negligence or willful misconduct) incurred by Agent in connection with its actions taken hereunder, or in connection with any related document, after the occurrence of an event of default hereunder by Borrower (including, without limitation, actions taken to foreclose on, operate or dispose of any collateral and/or to restructure the terms and provisions of the Loans, subject in all respects to Agent's compliance with this Section 9.10).

                  9.11 Fundings by Lenders. Agent shall notify Lenders by telephone or telecopy as promptly as practicable of a request for advance by Borrower and the date on which such advance is requested to be made. Each Lender hereby agrees to deposit with Agent, prior to 2:00 p.m. Houston time on the date such advance is requested to be made, such Lender's portion of such advance, which shall be determined by the percentage interest of such Lender in the Loans.

                  9.12 Default by a Lender. In the event any Lender fails to timely make available to Agent such Lender's pro rata portion of any loan made or to be made pursuant to this Agreement or any other amount due from such Lender to Agent hereunder or under any of the other Loan Documents, or upon the breach by any Lender of any of its other obligations hereunder, such defaulting Lender shall be referred to as a "Defaulting Lender" and Agent and other Lenders shall have the rights described in this Section with respect to such Defaulting Lender. Any amounts received by Agent or any Lender (including the Defaulting Lender) after the default causing such Lender to become a Defaulting Lender shall be paid to Agent or Lenders other than the Defaulting Lender (the "Non-defaulting Lenders," whether one or more) in such proportion as the interest of each Non-defaulting Lender bears to the interest in the Loans of all Non-defaulting Lenders. Further, Agent and the Non-defaulting Lenders shall have the right but not the obligation, to advance monies on behalf of, or otherwise cure defaults of, the Defaulting Lender, and the Defaulting Lender shall be liable to each such party for all amounts so expended, such amounts to be repaid either through funds received or to be received by Agent or the other Lenders as a payment on the Notes or other indebtedness hereunder, or otherwise through the general funds of such Defaulting Lender. For so long as any Lender is a Defaulting Lender, such Lender shall be deemed to have transferred and assigned to the Non-defaulting Lenders all right, title and interest of such Defaulting Lender in and to the Loans, this Agreement, the Notes, and the other Loan Documents, as security for the payment of all amounts owing from such Defaulting Lender to the Non-defaulting Lenders or that may be advanced by the Non-defaulting Lenders to or for the benefit of Borrower on behalf of such Defaulting Lender. Once all obligations of the Defaulting Lender to Agent and the other Lenders have been satisfied, so that no default by such Lender exists hereunder, (1) the Non-defaulting Lenders shall be deemed to have transferred and reassigned to such Lender the right, title and interest of such Lender in and to the Loans previously transferred and assigned as security to the Non-defaulting Lenders, (2) such Lender shall be entitled to be reinstated as a Lender hereunder and (3) subject to the continued compliance with the terms hereof, such Lender shall thereafter be entitled to receive all amounts payable with respect to its interest in the Loans.

                   9.13 Actions Requiring Consent of Lenders.

                      (a) Except as set forth in Section 9.10 and this Section 9.13, Agent shall be entitled to take all action and exercise all powers relating to the Loans, the Loan Documents, and Lenders' rights and obligations thereunder.

                      (b) Agent is not authorized to, and shall not, undertake any of the following actions without the written consent of all
         Lenders:

                          (1) change the maximum availability hereunder;

                          (2) change the fees or rate of interest payable with
            respect to the Loans;

                          (3) change the date on which any payment on the Loans
            is due or extend the final maturity date of any Note;

                          (4) waive any payment default under any Note;

                          (5) release any collateral securing the Loans;

                          (6) release Borrower or any Guarantor from liability
            on the Loans;

                          (7) accelerate the maturity of the Notes;

                          (8) waive compliance by Borrower with, amend or
            modify the terms of Section 8, or any covenant set forth in Section 6 or any covenant set forth in Section 7 hereof; or

                          (9) amend or modify Section 9.10, or 9.12 or this
            Section 9.13(b).

                      (c) No Lender shall be entitled to take any action with respect to the obligations owed to it under any Note, any Guaranty or any other Loan Document including, without limitation, acceleration of the maturity of such Lender's Note, it being agreed that all of such actions shall be taken by Agent in the manner prescribed in this Agreement.

                  9.14 Resignation; Successor Agent. Agent may resign at any time from the agency created hereby by giving written notice of such resignation to Borrower and Lenders, and Agent shall be relieved of all duties and obligations arising hereunder after the time of such resignation. Upon receipt of notice of such resignation, Lenders shall mutually agree upon the appointment of a successor agent hereunder or, if Lenders fail to so appoint a successor agent within thirty (30) days after receipt of notice of the resignation of Agent, any Lender may petition a court of competent jurisdiction to appoint a successor agent hereunder. Upon appointment and acceptance of the agency created hereby by the successor agent, such successor agent shall succeed to all the rights, duties and obligations of Agent hereunder. In the event Agent is placed under receivership or is subject to any supervisory order or proceeding initiated by applicable regulatory authority, such event shall be deemed a resignation by Agent pursuant to the terms of this Agreement.

                  9.15 No Third Party Beneficiary. Nothing in this Section 9, express or implied, is intended or shall be construed to give to any person other than Lenders and Agent (including, without limitation, Borrower) any right or remedy, and all terms and provisions of this Section 9 shall be for the sole benefit of Lenders and Agent.

         SECTION 10. MISCELLANEOUS.

                  10.01 No Waiver. No waiver of any Default or Event of Default shall be a waiver of any other Default or Event of Default. No failure to exercise and no delay on the part of Lenders in exercising any power or right in connection herewith or under any of the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No course of dealing between Borrower or any other Person and Lenders shall operate as a waiver of any rights of Lenders. No amendment, modification or waiver of any portion of this Agreement or any other Loan Document nor consent to any departure therefrom shall in any event be effective unless the same shall be in writing and signed by the Person against whom enforcement thereof is to be sought, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on Borrower or any other Person in any case shall entitle Borrower or any other Person to any other or further notice or demand in similar or other circumstances.

                  10.02 Notices. Notices under the Loan Documents shall be in writing and shall be (i) delivered; (ii) mailed by registered or certified mail, return receipt requested, postage prepaid, or (iii) sent by telex, telecopy, telegram, or other form of electronic transmission, in each case to the address or telecopy number asset forth on the signature page hereof, or to such other address or telecopy number as party may by written notice designate. Notices shall be deemed to have been given to Borrower when received by Borrower and shall be deemed to have been given to Lenders when received by Agent.

                  10.03 Set-Off. If one or more Events of Default shall occur and be continuing, the holder of the Notes shall have the right without notice to Borrower and to the fullest extent permitted by applicable law, in addition to all other rights and remedies available to it, to set-off against the unpaid balance of the indebtedness owing to it, on account of the Loans or otherwise, in such order as such holder may in its sole discretion decide, any obligations owing to Borrower by such holder, irrespective of whether Lenders shall have made any demand for satisfaction of such obligations and although such obligations may be unmatured, including, without limitation, any funds in any deposit account maintained by Borrower with such holder, and nothing in this Agreement shall be deemed a waiver or prohibition of Lenders' rights of banker's lien or set-off.

                  10.04 GOVERNING LAW. THE LOAN DOCUMENTS ARE BEING DELIVERED AND ARE INTENDED TO BE PERFORMED IN THE STATE OF TEXAS. UNLESS OTHERWISE SPECIFIED THEREIN, EACH LOAN SHALL BE DEEMED TO BE A CONTRACT UNDER THE LAWS OF THE STATE OF TEXAS AND FOR ALL PURPOSES SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF TEXAS, AND WHENEVER REQUIRED, THE FEDERAL LAWS OF THE UNITED STATES OF AMERICA.

                  10.05 Survival of Warranties; Successors and Assigns. All representations, warranties and covenants made by Borrower in connection herewith shall survive the execution and delivery of the Loan Documents, shall not be affected by any investigation made by any Person and shall bind Borrower and its respective successors, trustees, receivers and assigns and inure to the benefit of the successors and assigns of Lenders, provided that the undertaking of Lenders hereunder to make the Loans to Borrower shall not inure to the benefit of any successor or assign of Borrower. The term of this Agreement shall be until the payment in full of the Notes and the Obligations.

                  10.06 Counterparts. This Agreement may be executed in several identical counterparts, and by the parties hereto on separate counterparts, and each counterpart, when so executed and delivered, shall constitute an original instrument, and all such separate counterparts shall constitute but one and the same instrument.

                  10.07 Maximum Interest Rate. It is the intention of the parties hereto to comply with the usury laws of the state of Texas and the United States; accordingly, it is agreed that notwithstanding any provision to the contrary in the Notes, or in any of the Loan Documents or otherwise relating to this Agreement, no such provision shall require the payment or permit the collection of interest in excess of the maximum permitted by applicable state or Federal law. If any excess of interest in such respect is provided for, or shall be adjudicated to be so provided for, in the Notes or in any of the Loan Documents or otherwise relating to this Agreement, or in the event the maturity of the indebtedness evidenced by the Notes is accelerated in whole or in part, or in the event that all or part of the principal or interest of the Notes shall be prepaid, so that under any of such circumstances the amount of interest contracted for, charged or received under the Notes or under any of the Loan Documents or otherwise relating hereto, on the amount of principal actually outstanding from time to time under the Notes shall exceed the maximum amount of interest permitted by the usury laws of the state of Texas and the United States, then, in any such event, (a) the provisions of this paragraph shall govern and control, (b) neither Borrower hereof nor successors or assigns or any other party liable for the payment hereof shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum amount permitted by applicable state or Federal law, (c) any such excess which may have been collected shall be, at the holder's option (at maturity or in the Event of Default hereunder), either applied as a credit against the then unpaid principal amount thereof or refunded to Borrower, and (d) the effective rate of interest shall be automatically subject to reduction to the maximum lawful contract rate allowed under the usury laws of the state of Texas or the United States as now or hereafter construed by the courts having jurisdiction.

                  10.08 Exhibits, etc. The exhibits, schedules and annexes attached to or delivered in connection with this Agreement are incorporated herein and shall be considered a part of this Agreement for all purposes, except that in the event of conflict between any of the provisions of such exhibits, schedules and annexes and the provisions of this Agreement, this Agreement shall control.

                  10.09 References and Captions. All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. The words "this Agreement", "this instrument", "herein", "hereof", "hereby", "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Words used herein the singular number shall include the plural and vice versa, unless otherwise specifically required by the context. The article headings and section headings appearing in this Agreement have been included solely for convenience and shall not be considered in construing this Agreement.

                  10.10 Expenses. Whether or not the transactions contemplated by this Agreement shall be consummated, Borrower will pay on demand all out-of-pocket expenses of Lenders (including, without limitation, the reasonable fees and expenses of counsel for Lenders) in connection with the negotiation, preparation, and execution of this Agreement and the other Loan Documents and the making, servicing and collection of the Loans, as well as any and all costs of preparation, execution and delivery of any and all amendments, modifications, supplements, consents, waivers or other documents or writings relating to the transactions contemplated by this Agreement. Borrower will, upon request, promptly reimburse Lenders for all amounts expended, advanced or incurred by Lenders to satisfy any obligation of Borrower under this Agreement or any other Loan Document, or to protect the property or business of Borrower or to collect the Notes, or to enforce the rights of Lenders under this Agreement or any other Loan Document, which amounts will include all court costs, attorneys' fees, fees of auditors and accountants, and investigation expenses reasonably incurred by Lenders in connection with any such matters, together with interest at the Highest Lawful Rate. The obligations of Borrower under this Section 10.10 shall survive the termination of this Agreement.

                  10.11 General Indemnification. BORROWER SHALL INDEMNIFY, DEFEND, AND HOLD HARMLESS LENDERS AND THEIR RESPECTIVE DIRECTORS, OFFICERS, AGENTS, ATTORNEYS AND EMPLOYEES (COLLECTIVELY, THE "INDEMNITEES") FROM AND
AGAINST: (i) ANY AND ALL CLAIMS, DEMANDS, ACTIONS, OR CAUSES OF ACTION THAT ARE ASSERTED AGAINST ANY INDEMNITEE BY ANY PERSON IF THE CLAIM, DEMAND, ACTION OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY RELATES TO A CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION THAT THE PERSON ASSERTS OR MAY ASSERT AGAINST BORROWER, OR ANY OFFICER,


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



DIRECTOR OR SHAREHOLDER OF BORROWER, (ii) ANY AND ALL CLAIMS, DEMANDS, ACTIONS OR CAUSES OF ACTION THAT ARE ASSERTED AGAINST ANY INDEMNITEE IF THE CLAIM, DEMAND, ACTION OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY RELATES TO THIS AGREEMENT, THE USE OF PROCEEDS OF THE NOTES, OR THE RELATIONSHIP OF BORROWER AND LENDERS UNDER THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED PURSUANT TO THIS AGREEMENT, (iii) ANY ADMINISTRATIVE OR INVESTIGATIVE PROCEEDING BY ANY GOVERNMENTAL AUTHORITY DIRECTLY OR INDIRECTLY RELATED TO A CLAIM, DEMAND, ACTION OR CAUSE OF ACTION DESCRIBED IN CLAUSES (i) OR (ii) ABOVE, AND (iv) ANY AND ALL LIABILITIES, LOSSES, COSTS, OR EXPENSES (INCLUDING ATTORNEYS' FEES AND DISBURSEMENTS) THAT ANY INDEMNITEE SUFFERS OR INCURS AS A RESULT OF ANY OF THE FOREGOING; PROVIDED, HOWEVER, THAT ALTHOUGH THE FOREGOING INDEMNITY SHALL INCLUDE CLAIMS, DEMANDS, ACTIONS OR CAUSES OF ACTION BASED UPON LENDERS' NEGLIGENCE, BORROWER SHALL HAVE NO OBLIGATION UNDER THIS SECTION TO LENDERS WITH RESPECT TO ANY OF THE FOREGOING ARISING OUT OF THE GROSS NEGLIGENCE OR WILFUL MISCONDUCT OF LENDERS OR THE BREACH BY LENDERS OF THIS AGREEMENT.

                  10.12 Sale and Assignment. Lenders reserves the right to sell participations or assign its interest, or both, in all or any part of the Notes, so long as Lenders have obtained Borrower's preapproval thereof, which approval will not be unreasonably withheld.

                  10.13 Entire Agreement. This Agreement and the other Loan Documents embody the entire agreement and understanding between Borrower and Lenders relating to the subject matter hereof and supersede all prior proposals, negotiations, agreements, and understandings relating to such subject matter. Borrower certifies that it is relying on no representation, warranty, covenant or agreement except for those set forth in this Agreement and the other Loan Documents of event date herewith.

                  10.14 Number of Copies. Unless herein expressly provided to the contrary, whenever Borrower is required to deliver notices, certificates, statements or other information hereunder to Agent, it shall do so in such number of copies as Agent may reasonably specify.

                  10.15 Severability. If any provision of any Loan Document shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions of such Loan Document shall not be affected or impaired thereby.

                  10.16 Disclosures. Every reference in the Loan Documents to disclosures to Agent in writing, to the extent that such references refer or are intended to refer to disclosures at or prior to the execution of this Agreement, shall be deemed strictly to refer only to written disclosures delivered to Agent in an orderly manner concurrently with the execution hereof.

                  10.17 Business Loans. Borrower warrants and represents to Lenders that the Revolving Credit Loans are for business, commercial, investment or other similar purpose and not primarily for personal, family, household or agricultural use, as such terms are used in Chapter One of the Texas Credit Code.

                  10.18 Article 15(b). Borrower and Lenders agree that, except for Section 15(b) thereof, the provisions of Art. 5069-15.01, et seq. of the Revised Civil Statutes of Texas, 1925, as amended (regulating certain revolving credit loans and revolving triparty accounts) shall not apply to the Loan Documents.

                  10.19 NO ORAL AGREEMENTS. THIS LOAN AGREEMENT REPRE- SENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

                  IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement effective as of the date first above written.

                                            "BORROWER"

Address for Notice                           ASTROTECH INTERNATIONAL
                                               CORPORATION

960 Penn Avenue, Suite 800
Pittsburgh, Pennsylvania  15222-3820
Telephone No.:  (412) 391-1896               By: /s/ T. RICHARD MATHEWS
Telecopy No.:   (412) 391-3347                   -------------------------------
                                             Name: T. Richard Mathews
                                                   -----------------------------
                                             Title: President
                                                    ----------------------------


                                             "LENDERS"

Address for Notice:                          BANK ONE, TEXAS, N.A.

910 Travis Street
Houston, Texas 77002
Telephone No.:  (713) 751-3831               By: /s/ BARRY A. KELLY
Telecopy No.:   (713) 751-6199                   ------------------------------
                                                 Barry A. Kelly, Vice President


Address for Notice:                          BANK OF AMERICA, TEXAS, N.A.

333 Clay Street, Suite 3600
Houston, Texas  77002
Telephone No.:  (713) 652-3615               By: /s/ GEORGE SMITH
Telecopy No.:   (713) 652-3619                   ------------------------------
                                                 George Smith, Vice President


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